EXHIBIT 10.1

EXECUTION VERSION

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

STRATEGIC COLLABORATION AGREEMENT

BETWEEN

FUSION PHARMACEUTICALS INC.

AND

ASTRAZENECA UK LIMITED

CONFIDENTIAL

TABLE OF CONTENTS

Page

ARTICLE 1	DEFINITIONS	1

ARTICLE 2.	COMBINATION COLLABORATION	13

2.1.	Combination Collaboration Overview	13
2.2.	Target Nomination.	14
2.3.	Pre-Clinical Validation	15
2.4.	Combination Target Validation Trials	16
2.5.	Exclusive Combination Targets	16
2.6.	Subsequent Radioconjugates	17
2.7.	Supply of Drug Product for Combination Collaboration	17

ARTICLE 3	DE NOVO RADIOCONJUGATE COLLABORATION	18

3.1.	De Novo Radioconjugate Collaboration Overview	18
3.2.	Antibody Selection	20
3.3.	Stage 1 Development	20
3.4.	Stage 1 Option	21
3.5.	Stage 2 Development	21
3.6.	Single Party Development	22
3.7.	Applicable Laws and Bioethics	22

ARTICLE 4.	GOVERNANCE	22

4.1.	JSC	22
4.2.	JRC	23
4.3.	JDC	25
4.4.	JCC	26
4.5.	Collaboration Program Decision Making	27

ARTICLE 5.	EXCLUSIVITY COVENANTS	28

5.1.	Initial Exclusivity Period	28
5.2.	Evaluation Period	28
5.3.	Exclusive Combination Target Period	29
5.4.	Joint Development Radioconjugate	29

ARTICLE 6.	CLINICAL DEVELOPMENT AND REGULATORY MATTERS; COMMERCIALIZATION	30

6.1.	Joint Development	30
6.2.	Independent Development	30
6.3.	Development Supply	31

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6.4.	AstraZeneca Step In	31
6.5.	Clinical Study Regulatory and Safety Matters	31
6.6.	Regulatory Matters	32
6.7.	Right to Participate in Regulatory Activities	33
6.8.	Joint Development Radioconjugate RoFN	33
6.9.	Commercialization of Joint Development Radioconjugates	34
6.10.	Exclusive Combination Commercialization	34
6.11.	Step in Trial Cost Repayment	35
6.12.	Sole Funded Trial Cost Repayment	35

ARTICLE 7.	FINANCIAL PROVISIONS	36

7.1.	Up-Front Fee	36
7.2.	Milestone Payments for Achievement of Milestone Events by a Product	37
7.3.	Exclusivity Payments	37
7.4.	Cost Reimbursement Payments	37
7.5.	Fusion Royalty Payment	38
7.6.	Mode of Payment	38
7.7.	Records Retention	38
7.8.	Audits	39
7.9.	Taxes	39
7.10.	Interest	42

ARTICLE 8.	INTELLECTUAL PROPERTY	42

8.1.	IP Ownership	42
8.2.	Prosecution and Maintenance of Patents	44
8.3.	Patent Costs	45
8.4.	Enforcement of Patents Against Third Party Infringement	45
8.5.	Defense of Claims Brought by Third Parties	46
8.6.	License Grants to AstraZeneca	46
8.7.	License Grants to Fusion	46
8.8.	Restriction on Use of AstraZeneca Combination Collaboration Intellectual Property	47
8.9.	No Implied Licenses	47
8.10.	Fusion’s Existing In-License Agreements	47
8.11.	AstraZeneca Affiliate Statement of Work	47

ARTICLE 9.	REPRESENTATIONS AND WARRANTIES	48

9.1.	Representations, Warranties and Covenants of Both Parties	48
9.2.	Representations, Warranties and Covenants of Fusion	49
9.3.	Update to Warranties	50
9.4.	Additional Covenants of Fusion	50
9.5.	Representations and Warranties of AstraZeneca	50
9.6.	Additional Covenants of AstraZeneca	51
9.7.	DISCLAIMER OF WARRANTY	51

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ARTICLE 10.	INDEMNIFICATION; INSURANCE	51

10.1.	Indemnification by AstraZeneca	51
10.2.	Indemnification by Fusion	52
10.3.	Notice of Claim	52
10.4.	Defense, Settlement, Cooperation and Expenses	52
10.5.	Insurance	54
10.6.	LIMITATION OF CONSEQUENTIAL DAMAGES	54
10.7.	Anti-Bribery and Corruption Compliance	54

ARTICLE 11.	TERM; TERMINATION	56

11.1.	Agreement Term; Expiration	56
11.2.	Termination of the Agreement	56
11.3.	Consequences of Expiration or Termination of this Agreement	59

ARTICLE 12.	CONFIDENTIALITY	62

12.1.	Confidentiality; Exceptions	62
12.2.	Prior Confidentiality Agreement	62
12.3.	Authorized Disclosure	62
12.4.	Press Release; Publications; Disclosure of Agreement	62

ARTICLE 13.	MISCELLANEOUS	64

13.1.	Dispute Resolution	64
13.2.	Governing Law	65
13.3.	Assignment and Successors	65
13.4.	Subcontracting	65
13.5.	Force Majeure	66
13.6.	Notices	66
13.7.	Waiver	66
13.8.	Severability	67
13.9.	Entire Agreement; Modifications	67
13.10.	Relationship of the Parties	67
13.11.	Interpretation	67
13.12.	Books and Records	67
13.13.	Further Actions	67
13.14.	Construction of Agreement	67
13.15.	Supremacy	68
13.16.	Counterparts	68
13.17.	Compliance with Laws	68

LIST OF APPENDICES AND SCHEDULES		70

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STRATEGIC COLLABORATION AGREEMENT

This STRATEGIC COLLABORATION AGREEMENT (the “Agreement”) is entered into as of the [•] day of October, 2020 (the “Effective Date”) by and between FUSION PHARMACEUTICALS INC., a Canadian federal corporation with its registered offices at 270 Longwood Road S, Hamilton, Ontario L8P 0A6 (“Fusion”), and ASTRAZENECA UK LIMITED, a company incorporated in England and Wales (company number 03674842) whose registered address is at 1 Francis Crick Avenue, Cambridge Biomedical Campus, Cambridge, United Kingdom CB2 0AA (“AstraZeneca”). AstraZeneca and Fusion each may be referred to herein individually as a “Party” or collectively as the “Parties.” Capitalized terms used in this Agreement, whether used in the singular or the plural, have the meaning set forth in ARTICLE 1. All attached appendices, exhibits and schedules are a part of this Agreement.

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WHEREAS, Fusion possesses certain intellectual property, technology and expertise in the field of radioconjugates including conjugates incorporating Fusion’s proprietary Fast-ClearTM alpha-emitting linker technology;

WHEREAS, AstraZeneca is in the possession of certain intellectual property and expertise in the field of DNA damage response, immuno-oncology and other cancer related areas;

WHEREAS, AstraZeneca and Fusion desire to enter into a strategic collaboration, pursuant to which they would (i) conduct certain pre-clinical and clinical research and studies of combinations of Fusion’s radioconjugate platform and compounds controlled by AstraZeneca (including DNA damage response inhibitors and Immuno-oncology Agents) modulating molecular targets selected by AstraZeneca and (ii) in parallel, collaborate on the research of novel radioconjugates combining Fusion’s proprietary alpha-emitting technology with antibodies controlled by AstraZeneca as mutually selected by the Parties; and (iii) coordinate with respect to the further development and commercialization of any products identified pursuant to the foregoing collaborations;

NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

For purposes of this Agreement, the following capitalized terms will have the following meanings:

“$” means the lawful currency of the United States.

“Accounting Standards” means with respect to a Party or its Affiliates or its or their Sublicensees, United States generally accepted accounting principles (“GAAP”) or International Financial Reporting Standards (“IFRS”), in each case, consistently applied.

“Affiliate” of an entity means any corporation, firm, partnership or other entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a Party to this Agreement at the applicable time during the Term. An entity will be deemed to control another entity if it (i) owns, directly or indirectly, at least 50% of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such other entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the entity.

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“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Agreement Term” has the meaning set forth in Section 11.1.

“Ancillary Agreements” means, collectively, each Fusion CSA, Fusion QA, Pharmacovigilance Agreement, Antibody Supply Agreement and any agreements entered into between the Parties pursuant to Section 3.1.6, 6.9, 6.10.2, 6.12.1(a) or 6.12.2(a).

“Antibody Collaboration Candidate List” has the meaning set forth in Section 3.2.1.

“Annual” or “Annually” means the period covering a Calendar Year or occurring once per Calendar Year, as the context requires.

“Antibody Supply Agreement” has the meaning set forth in Section 3.1.5.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, the Corruption of Foreign Public Officials Act, SC 1998, c 34 (Canada), as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

“Applicable Law” or “Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time.

“AstraZeneca” has the meaning set forth in the Preamble of this Agreement.

“AstraZeneca Background IP” has the meaning set forth in Section 8.1.2.

“AstraZeneca Combination Collaboration Intellectual Property” has the meaning set forth in Section 8.1.3.

“AstraZeneca Combination Collaboration Patents” has the meaning set forth in Section 8.2.1.

“AstraZeneca Conjugation Chemistry Platform” means AstraZeneca’s proprietary technology platform consisting of any chemical moiety to covalently link an antibody to a payload using a proprietary method.

“AstraZeneca Contributed Compound” has the meaning set forth in Section 2.6.

“AstraZeneca Contributed Compound Product” means a pharmaceutical product containing the AstraZeneca Contributed Compound as an active pharmaceutical ingredient.

“AstraZeneca Indemnitees” has the meaning set forth in Section 10.2.

“AstraZeneca Know-How” means any Know-How relating to the AstraZeneca Pipeline and/or the AstraZeneca Conjugation Chemistry Platform in each case including, but not limited to, any know-how and information necessary and/or useful for the research, development, manufacture or commercialization of AstraZeneca Pipeline compounds, each that are Controlled by AstraZeneca or an Affiliate of AstraZeneca as of the Effective Date or generated independently by or on behalf of AstraZeneca outside the scope of this Agreement.

“AstraZeneca Patents” means any Patent Rights relating to the AstraZeneca Pipeline and/or AstraZeneca Conjugation Chemistry Platform that are Controlled by AstraZeneca or an Affiliate of AstraZeneca as of the Effective Date or generated independently by or behalf of AstraZeneca outside the Agreement.

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“AstraZeneca Pipeline” means all compounds generated, owned or Controlled by AstraZeneca or an Affiliate of AstraZeneca as of the Effective Date or generated after the Effective Date independently by or on behalf of AstraZeneca outside of the scope this Agreement (including, for the avoidance of doubt, the Collaboration Antibodies).

“AstraZeneca Sole Funded Clinical Combination” has the meaning set forth in Section 2.6.

“AstraZeneca Sole Funded Clinical Development” means any Clinical Study or series of Clinical Studies solely funded by AstraZeneca.

“AstraZeneca Sole Step In Trial” has the meaning set forth in Section 6.4.

“AstraZeneca Sole Step In Trial IP” has the meaning set forth in Section 8.1.5.

“AstraZeneca Sponsored Clinical Study” or “AstraZeneca Sponsored Clinical Studies” means individually or collectively, (i) Combination Target Validation Trials, (i) Subsequent Radioconjugate Validation Trials, (iii) any and all Clinical Studies conducted pursuant to this Agreement involving an Exclusive Combination and (iv) any and all Clinical Studies conducted pursuant to this Agreement involving a Joint Radioconjugate other than a Fusion Sponsored Clinical Study.

“Audit” has the meaning set forth in Section 10.7.6.

“Audit Report” has the meaning set forth in Section 7.8.

“Auditing Party” has the meaning set forth in Section 7.8.

“Bankruptcy Code” has the meaning set forth in Section 11.2.4(a).

“Breaching Party” means the Party that is believed by the Non-Breaching Party to be in material breach of this Agreement.

“Business Day” means any day other than a Saturday or Sunday on which banking institutions in New York, US, Toronto, Ontario and London, England are open for business.

“Calendar Quarter” means a period of three consecutive calendar months ending on the last day of March, June, September, or December, respectively, and will also include the period beginning on the Effective Date and ending on the last day of the Calendar Quarter in which the Effective Date falls.

“Calendar Year” means a year beginning on January 1 (or, with respect to 2020, the Effective Date) and ending on December 31.

“CDA” has the meaning set forth in Section 12.2.

“cGMP” means current Good Manufacturing Practices as specified in the United States Code of Federal Regulations, ICH Guideline Q7A, or equivalent laws, rules, or regulations of an applicable Regulatory Authority at the time of manufacture.

“Clinical Development Plan” has the meaning set forth in Section 2.6.

“Clinical Study” or “Clinical Studies” means a Phase 1 Study, Phase 2 Study, or Phase 3 Study, or such other study in humans that is conducted in accordance with good clinical practices and is designed to generate data in support or maintenance of a Regulatory Approval.

Clinically Relevant Doses” has the meaning set forth in Section 7.2.

“CMO” means a Third Party primarily engaged by a Party to provide contract manufacturing or other services, which is not primarily engaged in independent drug discovery, development or commercialization of pharmaceutical products.

“Collaboration Antibody” has the meaning set forth in Section 3.2.2.

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“Collaboration Plans” means, collectively, the Combination Collaboration Plan and the De Novo Radioconjugate Collaboration Plan.

“Collaboration Program” means, as applicable, the Combination Collaboration and/or the De Novo Radioconjugate Collaboration.

“Combination Collaboration” means the collaboration to be conducted by the Parties pursuant to the terms of this Agreement aimed at researching, developing and commercializing combinations of compounds in the Fusion Alpha Emitting Platform and other compounds within the AstraZeneca Pipeline modulating the molecular targets selected pursuant to this Agreement.

“Combination Collaboration Budget” has the meaning set forth in Section 2.1.2.

“Combination Collaboration Plan” has the meaning set forth in Section 2.1.2.

“Combination Collaboration Target Pool” has the meaning set forth in Section 2.2.1.

“Combination Collaboration Targets” means a molecular target nominated by AstraZeneca pursuant to Section 2.2.1.

“Combination Collaboration Validation Plan” has the meaning set forth in Section 2.3.1.

“Combination Collaboration Pre-Clinical Data Package” has the meaning set forth in Section 2.3.1.

“Combination Development” has the meaning set forth in Section 2.1.1.

“Combination Product” means a pharmaceutical product for use in the Field in which both compounds in an Exclusive Combination are an active ingredient, whether co-formulated or co-packaged.

“Combination Research” has the meaning set forth in Section 2.1.1.

“Combination Target Selection” has the meaning set forth in Section 2.1.1.

“Combination Target Validation Trial” has the meaning set forth in Section 2.4.1.

“Combination Target Validation Trial Notice” has the meaning set forth in Section 2.4.1.

“Commercialize,” “Commercialization” or “Commercializing” means any and all activities directed to marketing, promoting, detailing, distributing, importing, having imported, exporting, having exported, selling or offering to sell a product following receipt of Regulatory Approval for the Product in the applicable country, including conducting pre-and post-Approval activities, including Clinical Studies reasonably required to increase the market potential of the product and Clinical Studies to provide improved formulation and product delivery.

“Commercially Reasonable Efforts” means [***].

“Competing Radioconjugate” has the meaning set forth in Section 5.2.1.

“Completion of a Clinical Study” has the meaning set forth in [***].

“Confidential Information” means any confidential or proprietary information or materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed by the Disclosing Party or otherwise received or accessed by the Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to the past, present and future marketing, financial, and research and development activities of any product or potential product or useful technology of the Disclosing Party or its Affiliates and the pricing thereof. “Confidential Information” does not include information that:

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(a)

was in the lawful knowledge and possession of the Receiving Party or its Affiliates prior to the time it was disclosed to, or learned by, the Receiving Party or its Affiliates, or was otherwise developed independently by the Receiving Party or its Affiliates, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party or its Affiliates;

(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party or its Affiliates;

(c)

became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party or its Affiliates in breach of this Agreement; or

(d)

was disclosed to the Receiving Party or its Affiliates, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party or its Affiliates not to disclose such information to others.

“Contributed Compound” means, with respect to Fusion, a Fusion Contributed Compound, and with respect to AstraZeneca, an AstraZeneca Contributed Compound.

“Contributed Product” means, with respect to Fusion, a Fusion Contributed Compound Product, and with respect to AstraZeneca, an AstraZeneca Contributed Compound Product.

“Control” or “Controlled” means possession of the ability to grant a license or sublicense hereunder without violating the terms of any agreement with any Third Party; provided, however, that if a Party has a right to grant a license or sublicense, with respect to an item of intellectual property to the other Party only upon payment of compensation (including milestones or royalties) to a Third Party (“Third Party Compensation”), then the first Party will be deemed to have “Control” of the relevant item of intellectual property only if the other Party agrees to bear the cost of such Third Party Compensation. Notwithstanding anything to the contrary under this Agreement, with respect to any Third Party that becomes an Affiliate of a Party after the Effective Date (including a Third Party acquirer), no intellectual property of such Third Party will be included in the licenses granted hereunder by virtue of such Third Party becoming an Affiliate of such Party.

“Cover,” “Covered” or “Covering” means, with respect to a patent, that, but for rights granted to a Person under such patent, the act of making, using or selling by such Person would infringe a Valid Claim included in such patent, or in the case of a patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

“CTA” means an application, including a clinical trial application, to a Regulatory Authority for the purpose of requesting the ability to start or continue a Clinical Study.

“Data” means any and all research data, results, pharmacology data, preclinical data, clinical data, in any and all forms, including files, reports, raw data, source data and the like.

“DDRi” means DNA Damage Response inhibitor.

“De Novo Development” has the meaning set forth in Section 3.1.1.

“De Novo IP Rights” has the meaning set forth in Section 8.1.4.

“De Novo Radioconjugate Collaboration” has the meaning set forth in Section 3.1.1.

“De Novo Radioconjugate Collaboration Budget” has the meaning set forth in Section 3.1.2.

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“De Novo Radioconjugate Collaboration Plan” has the meaning set forth in Section 3.1.2.

“De Novo Research” has the meaning set forth in Section 3.1.1.

“De Novo Patents” has the meaning set forth in Section 8.2.2.

“De Novo Target Selection” has the meaning set forth in Section 3.1.1.

“Develop,” “Developing” or “Development” means with respect to a product, any and all discovery, characterization, or preclinical (including IND-Enabling Toxicology Studies), clinical, or regulatory activity with respect to the product to seek Regulatory Approval (including the submission of all necessary filings with applicable Regulatory Authorities to support such preclinical and clinical activities and Regulatory Approval), including human Clinical Studies conducted after Regulatory Approval of a product to seek Regulatory Approval for additional indications or formulations for such product, including importing, having imported, exporting, having exported, holding and transporting to the extent in connection with such activities prior to Regulatory Approval.

“Disclosing Party” has the meaning set forth in Section 12.1.

“Discontinued Product” means any Combination Product or Joint Radioconjugate Product applicable to a Terminated Target or Terminated Radioconjugate.

“Effective Date” has the meaning set forth in the Preamble of this Agreement.

“EMA” means the European Medicines Agency and any successor entity thereto.

“European Union” or “EU” means the economic, scientific and political organization of member states of the European Union as it may be constituted from time to time, which as of the Effective Date consists of Austria, Belgium, Bulgaria, Croatia, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and the United Kingdom. For clarity, the EU will at all times be deemed to include the United Kingdom, whether or not the United Kingdom remains a member state of the EU.

“Evaluation Period” has the meaning set forth in Section 5.1.2(c).

“Exclusive Combination” has the meaning set forth in Section 2.6.

“Exclusive Combination Development Election Notice” has the meaning set forth in Section 2.5.

“Exclusive Combination Target” has the meaning set forth in Section 2.5.

“Exclusive Combination Target Period” has the meaning set forth in Section 2.5.

“Exercising Party” has the meaning set forth in Section 3.6.

“Exploit” means to Research, Develop, Manufacture and Commercialize and “Exploiting” and “Exploitation” have corresponding meanings.

“Extricable Combination Product” means, on a country-by-country basis, a Combination Product for which the AstraZeneca Contributed Compound and the Fusion Contributed Compound may be Commercialized under unique Regulatory Approvals as a AstraZeneca Contributed Compound Product and Fusion Contributed Compound Product, respectively.

“FDA” means the United States Food and Drug Administration and any successor entity thereto.

“Field” means [***].

“First Commercial Sale” means the first sale on a commercial scale of a product in a particular country after Regulatory Approval of such product has been obtained in such country.

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“First Fusion Approval” has the meaning set forth in [***].

“FTE” means a full-time person, based on [***] person-hours per year. Overtime, and work on weekends, holidays, and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. Indirect personnel (including support functions such as managerial, financial, legal, or business development) will not constitute FTEs. In no event will one person be counted as greater than one (1) FTE.

“FTE Costs” means, for any period, the FTE Rate multiplied by the number of FTEs in such period. FTEs will be pro-rated on a daily basis if necessary.

“FTE Rate” means a rate of [***] per one (1) FTE per full twelve (12) month Calendar Year.

“Fusion” has the meaning set forth in the Preamble of this Agreement.

“Fusion Alpha Emitting Platform” means [***].

“Fusion Background IP” has the meaning set forth in Section 8.1.2.

“Fusion Contributed Compound” means the compound in the Fusion Pipeline included as a component of Combination Product.

“Fusion Contributed Compound Product” means a pharmaceutical product containing the Fusion Contributed Compound as the sole active pharmaceutical ingredient.

“Fusion CSA” has the meaning set forth in Section 6.3.1(b).

“Fusion In-Licenses” means [***].

“Fusion Indemnitees” has the meaning set forth in Section 10.1.

“Fusion Know-How” means all Know-How relating to the Fusion Alpha Emitting Platform and/or Fusion Manufacturing Platform, in each case including, but not limited to, any know-how and information necessary and/or useful for the Research, Development, Manufacture or Commercialization of linkers (e.g., Fast-ClearTM), isotopes and/or chelates that are Controlled by Fusion as of the Effective Date or generated independently by or on behalf of Fusion outside of this Agreement.

“Fusion Manufacturing Platform” means Fusion’s proprietary technology platform enabling radiopharmaceutical drug product formulation, chemical conjugation, radiolabeling, manufacturing of linkers and chelates, and creation of diagnostic or imaging and therapeutic analogues.

“Fusion Patents” All Patent Rights relating to the Fusion Alpha Emitting Platform and/or Fusion Manufacturing Platform that are Controlled by Fusion as of the Effective Date or generated independently by or behalf of Fusion outside of this Agreement.

“Fusion Pipeline” means any of (a) FPI1434 (Ac-225 therapeutic) and its corresponding naked mAb (FPI1175) and In-111 imaging agent (FPI1547); (b) FPI1966 (Ac-225 therapeutic) and its corresponding naked mAb (FPI1963) and In-111 imaging agent (FPI1967); and (c) [***].

“Fusion Pipeline Product” any compound in the Fusion Pipeline or any pharmaceutical product containing a compound in the Fusion Pipeline as an active pharmaceutical ingredient.

“Fusion QA” has the meaning set forth in Section 6.3.1(b).

“Fusion Sponsored Clinical Study” means any Clinical Study included in a Stage 2 Development Plan.

“Global Publication Strategy” means the strategy approved by the JSC for presentations and publications of the activities under this Agreement related to the De Novo Radioconjugate Collaboration.

“GMP” means applicable Good Manufacturing Practices standards, including, as applicable, those standards required by any Regulatory Authority in the Territory.

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“Government Official” means any Person employed by or acting on behalf of a government, government-controlled entity or public international organization; any political party, party official or candidate; any Person who holds or performs the duties of an appointment, office or position created by custom or convention; and any Person who hold himself out to be the authorized intermediary of any of the foregoing.

“Governmental Authority” means any court, administrative body, local authority or other governmental or quasi-governmental entity with competent jurisdiction, any supra-national, national, federal, state, municipal, provincial or local governmental, regulatory or administrative authority, agency, commission, court tribunal, arbitral body, self-regulated entity, private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority or other governmental entity, including any relevant Regulatory Authority.

“Immuno-oncology Agent” means a compound modulating a molecular target for the purpose of preventing or treating cancer.

“IND” means an Investigational New Drug Application (as defined in the Food, Drug and Cosmetic Act, as amended) filed with the FDA or equivalent thereof filed with the FDA’s foreign counterparts.

“IND-Enabling Toxicology Studies” means the pharmacokinetic and toxicology studies required to meet the requirements for filing an IND, including API manufacturing to support such activities.

“Indemnification Claim Notice” has the meaning set forth in Section 10.3.

“Indemnified Party” has the meaning set forth in Section 10.3.

“Indication” means a primary sickness or medical condition or any interruption, cessation or disorder of a particular bodily function, system or organ (each a “disease”) requiring a separate Phase 3 Study to obtain Regulatory Approval to market and sell a product for such disease, and shall include sub-types of the same disease and pediatric populations of the same disease (i.e., such sub-types and pediatric populations shall be part of the indication and shall not be treated as a separate indication).

“Indirect Taxes” means value added taxes, sales taxes, consumption taxes and other similar taxes required by law to be disclosed on the invoice.

“Inextricable Combination Product” means, on a country-by-basis, a Combination Product that is Commercialized under a single marketing authorization.

“Initial Exclusivity Period” has the meaning set forth in Section 5.1.1(c).

“Intellectual Property” means Know-How and Patent Rights.

“JCC” has the meaning set forth in Section 4.4.

“JDC” has the meaning set forth in Section 4.3.

“Joint Development Budget” has the meaning set forth in Section 6.1.2.

“Joint Development Plan” has the meaning set forth in Section 6.1.2.

“Joint Development Radioconjugate” has the meaning set forth in Section 3.5.5.

“Joint Radioconjugate” has the meaning set forth in Section 3.1.1.

“Joint Radioconjugate Co-Commercialization Agreement” has the meaning set forth in Appendix 6.

“Joint Radioconjugate Product” means a Joint Development Radioconjugate or a pharmaceutical product containing a Joint Development Radioconjugate as an active pharmaceutical ingredient.

“Joint Radioconjugate Selection Period” has the meaning set forth in Section 3.2.2.

“Jointly Funded Clinical Combination” has the meaning set forth in Section 2.6.

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“JRC” has the meaning set forth in Section 4.2.

“JSC” has the meaning set forth in Section 4.1.

“Know-How” any information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases, ideas, discoveries, inventions, trade secrets, practices, methods, tests, assays, techniques, specifications, processes, formulations, formulae, knowledge, know-how, skill, experience, materials, including pharmaceutical, chemical and biological materials, products and compositions, scientific, technical or test data (including pharmacological, biological, chemical, biochemical, toxicological and pre-clinical or clinical test data), analytical and quality control data, stability data, studies and procedures, drawings, plans, designs, diagrams, sketches, technology, documentation or descriptions; in each case whether or not patentable or copyrightable, and excluding, in each case any Patent Rights.

“Knowledge” means the good faith, actual understanding of the facts and information by a Party’s or any of its Affiliate’s executive officers and their attorneys employed in their Legal Department and Patent Department as of the Effective Date; provided that, with respect to information regarding the status of Patent Rights or other intellectual property rights, “Knowledge” means the good faith, actual understanding of the facts and information by a Party’s or any of its Affiliate’s executive officers and their attorneys employed in their Legal Department and Patent Department as of the Effective Date after performing a diligent investigation with respect to such facts and information as is customary in the conduct of its business with respect to such Patent Rights or other intellectual property rights (and not, for clarity, a diligent investigation solely in connection with this Agreement).

“Lack of Commercial Viability” shall mean [***].

“Losses” has the meaning set forth in Section 10.1.

“Manufacture” or “Manufactured” or “Manufacturing” means any activity involved in or relating to the manufacturing, quality control testing (including in-process, release and stability testing), releasing or packaging, importing and warehousing, in each case, for pre-clinical and clinical purposes, of API or a product in finished form.

“Material Anti-Corruption Law Violation” means a violation of an Anti-Corruption Law relating to the subject matter of this Agreement which would if it were publicly known, have a material adverse effect on either Party or on the reputation of either Party because of its relationship with the other Party.

“Material Safety Issue” means that there is an unacceptable potential risk of harm to humans, beyond the reasonable control of the Parties, which risk is assessed based upon (i) technical data; (ii) pre-clinical safety data, including data from animal toxicology studies; or (iii) the observation of adverse effects in humans following a Combination Collaboration Target or Joint Radioconjugate having been administered to or taken by humans.

“Net Sales” means [***].

“Nomination Notice” has the meaning set forth in Section 2.2.1.

“Nomination Period” has the meaning set forth in Section 2.2.1.

“Non-Auditing Party” has the meaning set forth in Section 7.8.

“Non-Breaching Party” means the Party that believes the Breaching Party is in material breach of this Agreement.

“Non-Transferring Party” has the meaning set forth in Section 13.3.

[***].

“Party” or “Parties” means AstraZeneca and Fusion individually or collectively.

CONFIDENTIAL

“Party Representatives” has the meaning set forth in Section 10.7.1.

“Patent Costs” means the reasonable fees and expenses paid to outside legal counsel, and filing, maintenance and other reasonable out-of-pocket expenses paid to Third Parties, incurred in connection with the Prosecution and Maintenance of Patent Rights under this Agreement.

“Patent Rights” means (i) any patent, re-examination, reissue, renewal, extension, supplementary protection certificate and term restoration, any confirmation patent or registration patent or patent of addition based on any such patent; (ii) any pending application for patents, including without limitation continuations, continuations-in-part, divisional, provisional and substitute applications, and inventors’ certificates; (iii) all foreign counterparts of any of the foregoing; and (iv) all priority applications of any of the foregoing; and (v) any and all patents that have issued or in the future issue from the foregoing patent applications ((i)—(iv)).

“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

“Pharmacovigilance Agreement” has the meaning set forth in Section 6.5.2.

“Phase 1 Study” means a human clinical study of a product in any country, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, that would satisfy the requirements of 21 C.F.R. 312.21(a), or a similar clinical study prescribed by the relevant Regulatory Authorities or Applicable Law in a country other than the United States. For the avoidance of doubt, Phase 1 Studies shall include any cohort expansion studies and dose escalation in multiple tumor types.

“Phase 2 Study” means a human clinical study of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(b), or a similar clinical study prescribed by the relevant Regulatory Authorities or Applicable Law in a country other than the United States, and that is designed or intended demonstrate the safety, dose ranging and efficacy of such product for its intended use, which is prospectively designed to generate sufficient data (if successful) to commence a Phase 3 Study. For the avoidance of doubt, Phase 2 Studies shall not include cohort expansion studies or dose escalation studies provided that the protocol of the corresponding Phase 1 Study includes such studies.

“Phase 3 Study” means a human clinical study of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(c), or a similar clinical study prescribed by the relevant Regulatory Authorities or Applicable Law in a country other than the United States, and that is designed or intended to (a) establish that the product is safe and efficacious for its intended use, (b) define warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product.

“Pre-Clinical Studies” means in vitro and in vivo studies of one or more compounds, not in humans, including those studies conducted in whole animals and other test systems, designed to determine the toxicity, bioavailability, and pharmacokinetics of the product and whether the product has a desired effect.

“Proceeding” means an action, suit or proceeding.

“Product” means any or all (as applicable) of a Combination Product, a Fusion Contributed Compound Product, an AstraZeneca Contributed Compound Product or a Joint Radioconjugate Product.

“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent Right, the preparing, filing, prosecuting and maintenance of such Patent Right, as well as handling re-examinations, reissues, and requests for patent term extensions with respect to such Patent Right, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular Patent Right. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” will not include any other enforcement actions taken with respect to a Patent Right.

CONFIDENTIAL

“Receiving Party” has the meaning set forth in Section 12.1.

“Regulatory Approval” means, with respect to a Product in a country or other jurisdiction in the Territory, the approval, license or authorization of the applicable Regulatory Authority necessary to Commercialize such Product in such country or other jurisdiction, including, where applicable, pricing or reimbursement approval in such country or other jurisdiction.

“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council, or other entities (e.g., the FDA, EMA, and PMDA) regulating or otherwise exercising authority with respect to Regulatory Approval.

“Regulatory Materials” means any (a) materials that are/were developed or compiled in for meetings with any Regulatory Authority or for or in support of any applications for Regulatory Approval (at any stage and for any pathway), including all INDs and related submissions, dossiers, and notifications, but excluding the internal notes and memoranda of a Party, and (b) Regulatory Approvals or other registrations or approvals granted or issued by a Regulatory Authority.

“Relevant Authority” means any court or government body, whether national, supra-national, federal, state, local, foreign or provincial, including any political subdivision thereof, including any department, commission, board, bureau, agency, or other regulatory or administrative governmental authority or instrumentality, and further including any quasi-governmental Person or entity exercising the functions of any of these.

“Replaced Target” has the meaning set forth in Section 2.2.4.

“Replacement Notice” has the meaning set forth in Section 2.2.4.

“Replacing Target” has the meaning set forth in Section 2.2.4.

“Research” means conducting research activities with compounds, including pre-clinical research and lead optimization, but specifically excluding Development and Commercialization. When used as a verb, “Researching” means to engage in Research.

“Restricted Target” means [***].

“Right of Reference” means the right to allow a Regulatory Authority or a Party to rely upon the Data and other information from Clinical Studies or other Development activities that are in the possession of a Regulatory Authority for the purpose of seeking, obtaining or maintaining Regulatory Approval, including the ability to allow such Regulatory Authority to review the underlying raw data as part of an investigation by such Regulatory Authority, if necessary.

“ROFN Election Period” has the meaning set forth in Section 6.8.1.

“ROFN Expiration” has the meaning set forth in Section 6.8.3.

“ROFN Negotiation Period” has the meaning set forth in Section 6.8.2.

“ROFN Notice” has the meaning set forth in Section 6.8

“ROFN Transaction” has the meaning set forth in Section 6.8.

“SAD/MAD Studies” means all single ascending dose (“SAD”) Phase 1 Studies and multiple ascending dose (“MAD”) Phase 1 Studies and, if applicable, associated expansions, where the principal purpose is a further determination of safety and pharmacokinetics of the compound after the initial dose escalation studies. SAD/MAD Studies may include studies aimed at exploring trends of biomarker or clinical endpoint-based dose-efficacy relationship, which are prior to commencement of Phase 2 Studies.

“SHE” has the meaning set forth in Section 6.5.3.

CONFIDENTIAL

“Senior Representatives” has meaning set forth in Section 13.1.1.

“Single Party Development Radioconjugate” has the meaning set forth in Section 3.6.

“Specific Combination Development Exclusivity Fee” has the meaning set forth in Section 7.3.2.

“Specific Combination Evaluation Exclusivity Fee” has the meaning set forth in Section 7.3.1.

“Sole Funded Approval” has the meaning set forth in Section 6.12.

“Sole Funded Trial Cost” means all reasonable, documented costs incurred by AstraZeneca in the conduct of any AstraZeneca Sole Funded Clinical Development in a particular Indication only, including any registrational trials and/or any Phase 2 Studies that identified the relevant Indication and/or dosing regimen resulting in the applicable Sole Funded Approval.

“Stage 1 Data Package” means, with respect to a Stage 1 Development Plan, the data package prepared by Fusion after completing the work under the applicable Stage 1 Development Plan.

“Stage 2 Data Package” means, with respect to a Stage 2 Development Plan, the data package prepared by Fusion after completing the work under the applicable Stage 2 Development Plan.

“Stage 1 Development Plan” has the meaning set forth in Section 3.3.1.

“Stage 2 Development Plan” has the meaning set forth in Section 3.5.1.

“Stage 1 Radioconjugate Option” has the meaning set forth in Section 3.4.2.

“Stage 2 Radioconjugate Option” has the meaning set forth in Section 3.5.4.

“Stage 1 Exercising Party” has the meaning set forth in Section 3.6.

“Stage 2 Exercising Party” has the meaning set forth in Section 3.6.

“Step In Trial Cost” means all reasonable, documented costs incurred by AstraZeneca in the conduct of an AstraZeneca Sole Step In Trial. For the avoidance of doubt, if the AstraZeneca Sole Step In Trial is the result of a need to supplement funding of a Clinical Study originally intended to be funded under an agreed Joint Development Budget, the Step In Trial Cost will only include the additional funding provided by AstraZeneca.

“Study Sponsor” means (i) with respect to an AstraZeneca Sponsored Clinical Study, AstraZeneca and (ii) with respect to a Fusion Sponsored Clinical Study, Fusion.

“Subcommittee” has the meaning set forth in Section 4.1.3.

“Sublicensee” means a Third Party to whom a Party or its Affiliates or Sublicensees has granted a sublicense or license under any intellectual property licensed to such Party in accordance with the terms of this Agreement.

“Subsequent Radioconjugate Notification” has the meaning set forth in Section 2.7.1.

“Subsequent Radioconjugate Validation Trial” has the meaning set forth in Section 2.7.2.

“Terminated Radioconjugate” has the meaning set forth in Section 11.3.1.

“Terminated Target” has the meaning set forth in Section 11.3.1.

“Territory” means worldwide.

“Third Party” means a Person or entity other than the Parties or their respective Affiliates.

“Thirty Party Claim” has the meaning set forth in Section 8.5.

“Third Party Claims” has the meaning set forth in Section 10.1.

CONFIDENTIAL

“Third Party Infringement” has the meaning set forth in Section 8.4.1.

“Tolerated” has the meaning set forth in Section 7.2.

“Transferring Party” has the meaning set forth in Section 13.3.

“United States” or “U.S.” means the fifty states of the United States of America and all of its territories and possessions and the District of Columbia.

“USD Exchange Rate” means, on any date, the rate of exchange as published by Reuters as prevailing at 8:00am (GMT) taken on the last Business Day of the month prior to such date.

“Valid Claim” means a claim (i) of any issued, unexpired United States or foreign Patent Right, which will not, in the country of issuance, have been donated to the public, disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (ii) of any United States or foreign patent application within a Patent Right, which will not, in the country in question, have been cancelled, withdrawn, abandoned nor been pending for more than [***], not including in calculating such [***] period of time in which such application is in interference or opposition or similar proceedings or time in which a decision of an examiner is being appealed. Notwithstanding the foregoing, on a country-by-country basis, a patent application pending for more than [***] will not be considered to have any Valid Claim for purposes of this Agreement unless and until a patent meeting the criteria set forth in clause (i) above with respect to such application issues.

“Validation Trial Decision Period” means on a Combination Collaboration Target by Combination Collaboration Target basis, the period of time commencing on the date that the Combination Collaboration Pre-Clinical Data Package with respect to such Combination Collaboration Target is accepted by the JRC pursuant to Section 2.3.2 and expiring, subject to Section 2.3.3, [***] thereafter.

ARTICLE 2.

COMBINATION COLLABORATION

2.1.	Combination Collaboration Overview.

2.1.1.

Overview. The Combination Collaboration will be divided into the following three types of activity: (i) selection of molecular targets to be the subject of the Combination Collaboration (“Combination Target Selection”) as set forth in Section 2.2 through Section 2.3, (ii) evaluation of the selected molecular targets through initial pre-clinical and clinical trials of combinations of Fusion and AstraZeneca compounds (“Combination Research”) as set forth in Section 2.4 through Section 2.5 and (if applicable) Section 2.7 and (iii) further clinical development and (if possible) commercialization of combinations of Fusion and AstraZeneca compounds modulating those molecular targets selected by AstraZeneca to be the subject of such further development (“Combination Development”) as set forth in ARTICLE 6. All activities to be conducted by the Parties during Combination Target Selection and Combination Research will be set forth in the Combination Collaboration Plan. ARTICLE 6 sets forth the allocation or actives to be conducted by the Parties during Combination Development.

2.1.2.

Combination Collaboration Plan. All activities to be conducted by the Parties during Combination Target Selection and Combination Research and will be set forth in a plan prepared by the JRC (the “Combination Collaboration Plan”) and approved by the JSC. The Combination Collaboration Plan shall also include a reasonably detailed budget of the costs and expenses for the activities to be conducted pursuant to such plan

CONFIDENTIAL

(the “Combination Collaboration Budget”) on an activity-by-activity or study-by-study basis, as appropriate. The initial Combination Collaboration Plan will be comprised of the Combination Collaboration Validation Plan(s) for the first Combination Collaboration Target(s) nominated by AstraZeneca pursuant to Section 2.2.1 upon the formulation and approval of such Combination Collaboration Validation Plan(s) in accordance with the terms of Section 2.3.1. The Parties intend to amend the Combination Collaboration Plan from time to time to incorporate the further research and studies to be conducted pursuant to the terms of this ARTICLE 2. If the terms of the Combination Collaboration Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

2.1.3.

Funding. All activities and studies (including FTE Costs) conducted under the Combination Collaboration Plan which are incorporated into the Combination Collaboration Budget will be funded by AstraZeneca.

2.2.	Target Nomination.

2.2.1.

During the period beginning at the Effective Date and ending on the [***] anniversary thereof (the “Nomination Period”), AstraZeneca may nominate any of the molecular targets identified in Appendix 1 (collectively, as may be updated pursuant to Section 2.2.4, the “Combination Collaboration Target Pool”) to be the subject of pre-clinical studies carried out in accordance with Section 2.3 by providing written notice to Fusion of such nomination (a “Nomination Notice”). AstraZeneca may deliver the first Nomination Notice at any time within [***] after the Effective Date, and thereafter each additional Nomination Notice shall be delivered at least [***] prior to each anniversary of the Effective Date. Unless the Parties agree otherwise, until five (5) Combination Collaboration Targets have been nominated, AstraZeneca shall nominate at least [***] and not more than [***] molecular targets in each of the [***] comprising the Nomination Period; provided, that such obligation for AstraZeneca to nominate at least [***] Combination Collaboration Target shall not apply in the event a Phase 1 Study of FPI1434 identifies toxicities making it unsuited for combination with compounds in the AstraZeneca Pipeline.

2.2.2.	AstraZeneca shall be permitted to nominate up to, but not more than, five (5) Combination Collaboration Targets pursuant to Section 2.2.1.

2.2.3.

For the avoidance of doubt, AstraZeneca shall be permitted to list a specific combination of [***] molecular targets as a target in the Combination Collaboration Target Pool however, if nominated as a combination, each of the constituent molecular targets in the combination will not be reserved as individual targets in the Combination Collaboration Target Pool unless AstraZeneca elects to also separately nominate the constituent molecular targets as targets in the Combination Collaboration Target Pool.

2.2.4.

Replacement Target Pool Compounds. Upon providing written notice to Fusion (a “Replacement Notice”), AstraZeneca may replace any molecular target in the Combination Collaboration Target Pool (the “Replaced Target”) with another molecular target (the “Replacing Target”) so long as such target is not a Restricted Target and has not been designated a Combination Collaboration Target. Promptly after receipt of a Replacement Notice, Fusion shall confirm to AstraZeneca in writing whether the Replacing Target is or is not a Restricted Target. Upon confirmation that a Replacing Target is not a Restricted Target, then the Replacing Target will replace the Replaced Target Parties in the Combination Collaboration Target Pool, the Parties shall update Appendix 1 accordingly, and the Replaced Target will become a Restricted Target.

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2.3.	Pre-Clinical Validation

2.3.1.

Validation Plan. Promptly after Fusion’s receipt of a Nomination Notice for a given Combination Collaboration Target, the Parties (through the JRC) will prepare and submit to the JSC for approval a plan (each a “Combination Collaboration Validation Plan”) for the conduct of pre-clinical studies by Fusion that are sufficient in scope to enable AstraZeneca, upon receipt of a data package indicating the results of such studies prepared by Fusion in accordance with parameters set forth in the applicable Combination Collaboration Validation Plan (each a “Combination Collaboration Pre-Clinical Data Package”), to make an informed decision on the viability of further studying the combination of a compound in the AstraZeneca Pipeline modulating such Combination Collaboration Target with FPI1434 (or, if mutually agreed by the Parties, another compound in the Fusion Pipeline). Upon approval by the JSC, the JSC will amend the Combination Collaboration Plan to incorporate such Combination Collaboration Validation Plan and Fusion will use its Commercially Reasonable Efforts to undertake such agreed pre-clinical activities and generate the Combination Collaboration Pre-Clinical Data Package in accordance with the timelines and budget set forth in the applicable Combination Collaboration Validation Plan.

2.3.2.

Delivery of Data Package. Promptly upon completion thereof, Fusion shall submit each Combination Collaboration Pre-Clinical Data Package to the JRC for review and confirmation. If the JRC makes a determination that such Combination Collaboration Pre-Clinical Data Package does not conform to the requirements in the applicable Combination Collaboration Validation Plan, the JRC shall identify such non-conformities and (i) the Parties (through the JRC) will submit an amendment to the applicable Combination Collaboration Validation Plan (including the applicable Combination Collaboration Budget) for further work to be conducted by Fusion to correct such non-conformities and (ii) Fusion will re-commence Research activities in accordance with such amended Combination Collaboration Validation Plan and re-submit a Combination Collaboration Pre-Clinical Data Package to the JRC in accordance with the terms of this Section 2.3.2 upon completion thereof. For avoidance of doubt, AstraZeneca will reimburse Fusion in accordance with Section 7.4.1(i) for all costs incurred by Fusion under any Combination Collaboration Plan amended in accordance with this Section 2.3.2.

2.3.3.

In the event that AstraZeneca reasonably determines that one or more additional pre-clinical studies are required in order to establish the safety and/or dosing of a given combination of FPI1434 (or, if mutually agreed by the Parties, another compound in the Fusion Pipeline) and a compound in the AstraZeneca Pipeline modulating a Combination Collaboration Target, AstraZeneca may notify Fusion that it wishes to undertake and fund such studies and the Parties will work jointly (through the JRC) to prepare and submit to the JSC for approval an amendment to the Combination Collaboration Plan (including the applicable Combination Collaboration Budget) to incorporate such studies. The Parties hereby agree that the Validation Trial Decision Period will be suspended for a period not to exceed [***] during the execution of any such additional studies. For avoidance of doubt, AstraZeneca will reimburse Fusion in accordance with Section 7.4.1(i) for all costs incurred by Fusion under any Combination Collaboration Plan amended in accordance with this Section 2.3.3.

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2.4.	Combination Target Validation Trials

2.4.1.

Upon delivery of a written notice to Fusion (“Combination Target Validation Trial Notice”) and payment of the Specific Combination Evaluation Exclusivity Fee, at any time during the Validation Trial Decision Period, AstraZeneca, in its sole discretion, may elect to sponsor a clinical trial (each a “Combination Target Validation Trial”) during the Evaluation Period combining a compound in the AstraZeneca Pipeline modulating the applicable Combination Collaboration Target with FPI1434 (or, if mutually agreed by the Parties, another compound in the Fusion Pipeline); provided that, AstraZeneca shall not be required to pay a Specific Combination Evaluation Exclusivity Fee to exercise such election in the event such fee has then been paid with respect to the applicable Combination Collaboration Target pursuant to Section 2.7.2.

2.4.2.

Promptly upon AstraZeneca’s delivery of a Combination Target Validation Trial Notice, the Parties will meet to discuss and generate plans for the activities to be conducted during the applicable Combination Target Validation Trial it being understood and agreed that, except for the supply of materials set forth in Section 2.8.1, AstraZeneca will sponsor and operationally run each Combination Target Validation Trial. Upon completion of such planning, the Parties shall prepare (through the JRC) and submit a proposed amendment to the Combination Collaboration Plan (and Combination Collaboration Budget) to the JSC for its review and approval.

2.4.3.

Upon receipt of JSC approval of an amendment to the Combination Collaboration Plan submitted pursuant to Section 2.4.2, AstraZeneca will use its Commercially Reasonable Efforts to advance each Combination Target Validation Trial in accordance with the Combination Collaboration Plan, including the timelines set forth therein.

2.4.4.

During the Evaluation Period, unless otherwise agreed between the Parties, AstraZeneca may only elect to sponsor [***] for each Combination Collaboration Target. For the avoidance of doubt, this limitation does not apply to Subsequent Radioconjugate Validation Trials.

2.5.

Exclusive Combination Targets. On a Combination Collaboration Target by Combination Collaboration Target basis, in the event AstraZeneca enrolls its first patient in a Combination Target Validation Trial within [***] of the date Fusion received the applicable Combination Target Validation Trial Notice, then AstraZeneca, at any time thereafter prior to the expiry of the Evaluation Period for such Combination Collaboration Target, shall be entitled to elect to obtain the exclusive right to undertake, alone or in collaboration with Fusion, all further clinical or preclinical combination studies combining FPI1434 (or, if applicable, another compound in the Fusion Pipeline) with compounds modulating the applicable Combination Collaboration Target (the “Exclusive Combination Target”), which election may be exercised through written notice to Fusion (the “Exclusive Combination Development Election Notice”) and payment of a Specific Combination Development Exclusivity Fee, with such exclusivity continuing for a period of [***] following the date Fusion receives such Exclusive Combination Development Election Notice (the “Exclusive Combination Target Period”) for a particular Exclusive Combination. Notwithstanding the foregoing, in the event that the reason AstraZeneca is unable to enroll its first patient within [***] period outlined above is due to issues with supply of the Fusion Contributed Compound, then the Parties shall agree to a reasonable extension of such [***] period for the purposes of preserving the rights granted under this Section 2.5.

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2.6.

Development of Exclusive Combination Targets. After delivering an Exclusive Combination Development Election Notice, AstraZeneca shall, as soon as is reasonably possible, provide Fusion with a detailed development plan of the proposed clinical Development, including minimum spend for Development (“Clinical Development Plan”) of a combination of a compound in the AstraZeneca Pipeline (the “AstraZeneca Contributed Compound”) modulating an Exclusive Combination Target with FPI1434 (or, if mutually agreed by the Parties or so elected in accordance with Section 2.7.3, another compound in the Fusion Pipeline) (each such combination an “Exclusive Combination”). Within [***] after its receipt of such Clinical Development Plan, Fusion will notify AstraZeneca in writing whether it elects to jointly Develop an Exclusive Combination (if so elected, a “Jointly Funded Clinical Combination”). If Fusion fails to make such election (including by failing to provide timely notice of such election), AstraZeneca will have the right to solely fund and Develop such Exclusive Combination (an “AstraZeneca Sole Funded Clinical Combination”).

2.7.	Subsequent Radioconjugates

2.7.1.

Fusion shall notify AstraZeneca in writing prior to the initiation of any Clinical Study of FPI1966 and/or [***] undertaken by or on behalf of Fusion, and within [***] after receipt of such notice, by providing written notice to Fusion (a “Subsequent Radioconjugate Notification”), AstraZeneca may elect to exercise the further rights with respect to FPI1966 and/or [***] described in Section 2.7.2 below.

2.7.2.

Following its receipt of a Subsequent Radioconjugate Notification, Fusion will (i) promptly provide AstraZeneca with a topline data package of the pre-clinical data on the applicable Fusion Pipeline radioconjugate, (ii) provide AstraZeneca with regular updates on the progress of the Phase 1 Study of such Fusion Pipeline radioconjugate and (iii) update the topline data package delivered pursuant to the forgoing subsection (i) upon completion of a Phase 1 Study of such Fusion Pipeline radioconjugate. Commencing on the date on which Fusion updates the topline data package upon completion of a Phase 1 Study pursuant to the previous sentence and ending [***] thereafter, for (x) all Exclusive Combination Targets, and/or (y) for all Combination Collaboration Targets where the Evaluation Period or the Validation Trial Decision Period has not expired, AstraZeneca shall have an exclusive right, but not an obligation, to elect to initiate a Combination Target Validation Trial, combining FPI1966 or [***] (instead of FPI1434), as applicable, with a compound modulating an Exclusive Combination Target and/or any relevant Combination Collaboration Target (a “Subsequent Radioconjugate Validation Trial”), and if needed jointly (through the JRC) agreed preparatory pre-clinical studies with relevant animal model. The JRC will submit to the JSC for approval an amendment to the Combination Collaboration Plan to include any Subsequent Radioconjugate Validation Trial or any agreed preparatory pre-clinical studies with relevant animal models. AstraZeneca may make the election described in the previous sentence by delivering Fusion a notice of such election and, with respect to a Combination Collaboration Target where the Validation Trial Decision Period has not expired, by paying a Specific Combination Evaluation Exclusivity Fee; it being understood that, for the avoidance of doubt, AstraZeneca will not be required to pay a Specific Combination Evaluation Exclusivity Fee in order to make such election, if such a fee has already been paid for the applicable Exclusive Combination Target or Combination Collaboration Target pursuant to Section 2.4.1.

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2.7.3.

Upon exercise of its right to conduct a Subsequent Radioconjugate Validation Trial pursuant to Section 2.7.2, on a Combination Collaboration Target by Combination Collaboration Target basis at any time prior to the expiry of the applicable Evaluation Period, AstraZeneca shall be entitled to include FPI1966 and/or [***] (as applicable) as an Exclusive Combination in accordance with Section 2.6 and Section 2.5 upon providing written notice to Fusion and payment of the Specific Combination Development Exclusivity Fee.

2.8.	Supply of Drug Product for Combination Collaboration

2.8.1.

At no cost to AstraZeneca, Fusion will supply, as applicable, FPI1434, FPI1966 or [***] drug product sufficient to support each pre-clinical study, Combination Target Validation Trial and Subsequent Radioconjugate Validation Trial incorporated into the Combination Collaboration Plan, in all cases upon reasonable advance notice, and, with respect to supply for Combination Target Validation Trials and Subsequent Radioconjugate Validation Trials, pursuant to the terms of the applicable Fusion CSA and Fusion QA.

2.8.2.

At no cost to Fusion, AstraZeneca will supply drug product for compounds from the AstraZeneca Pipeline modulating all relevant Combination Collaboration Targets for all Combination Target Validation Trials.

ARTICLE 3.

DE NOVO RADIOCONJUGATE COLLABORATION

3.1.	De Novo Radioconjugate Collaboration Overview

3.1.1.	Overview.

(a)

The Parties intend to collaborate to generate, research and validate up to three (3) novel radioconjugates (each such combination a “Joint Radioconjugate”) combining the Fusion Alpha Emitting Platform with antibodies mutually agreed from an initial list provided by AstraZeneca of [***] named targets from the AstraZeneca Pipeline (the “De Novo Radioconjugate Collaboration”).

(b)

The De Novo Radioconjugate Collaboration will be divided into the following three types of activity: (i) selection of antibodies to be the subject of the De Novo Radioconjugate Collaboration (“De Novo Target Selection”) as set forth in Section 3.2, (ii) initial pre-clinical and clinical research, ending on completion of the applicable Stage 2 Development Plan, of the selected antibodies conjugated to the Fusion Alpha Emitting Platform, (“De Novo Research”) as set forth in Section 3.3 through Section 3.5 below and (iii) further jointly funded clinical development (“De Novo Development”) as set forth in ARTICLE 6. All activities to be conducted by the Parties during De Novo Target Selection and De Novo Research will be set forth in the De Novo Radioconjugate Collaboration Plan. All activities to be conducted by the Parties during De Novo Development will be set forth in the applicable Joint Development Plan.

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3.1.2.

De Novo Radioconjugate Collaboration Plan. All activities to be conducted by the Parties during De Novo Target Selection and De Novo Research will be set forth in a plan prepared by the JRC (the “De Novo Radioconjugate Collaboration Plan”) and approved by the JSC. The De Novo Radioconjugate Collaboration Plan shall also include a reasonably detailed budget of the costs and expenses (including FTE Costs) for the activities to be conducted pursuant to such plan (the “De Novo Radioconjugate Collaboration Budget”) on an activity-by-activity or study-by-study basis, as appropriate. The De Novo Radioconjugate Collaboration Plan will be comprised of the Stage 1 Development Plan and Stage 2 Development Plan for all Collaboration Antibodies (as applicable). The Parties intend to amend the De Novo Radioconjugate Collaboration Plan from time to time to incorporate the further research and studies to be conducted pursuant to the terms of this ARTICLE 3. The initial De Novo Radioconjugate Collaboration Plan will reflect the Stage 1 Development Plan for the first Collaboration Antibody selected by the Parties pursuant to Section 3.2 upon the formulation and approval of such Stage 1 Development Plan in accordance with the terms of Section 3.3.1.

3.1.3.

Allocation of Contributions. The Parties intend, and the De Novo Radioconjugate Collaboration Plan will reflect, the understanding that, with respect to the allocation of responsibility of the activities by the Parties pursuant to this ARTICLE 3, (i) Fusion will sponsor and operationally run all pre-clinical work and all Clinical Studies (including SAD/MAD Studies primarily aimed at establishing the safety of any Joint Radioconjugate and (ii) AstraZeneca will sponsor and operationally run all other Clinical Studies and (if applicable) the engagement of a CMO in accordance with Section 3.3.3.

3.1.4.

Funding. Each Party will be responsible for fifty percent (50%) of the costs (including FTE Costs) set forth in the budget for each Stage 1 Development Plan to be paid in accordance with Section 7.4. If both Parties exercise their option to continue further development of the applicable Joint Radioconjugate pursuant to Section 3.4.2, the Parties will also be responsible for fifty percent (50%) of the costs (including FTE Costs) set forth in the budget for each Stage 2 Development Plan. For the avoidance of doubt, on a Collaboration Antibody by Collaboration Antibody basis, the Stage 1 Exercising Party or Stage 2 Exercising Party will exclusively fund all further activities in connection with such Collaboration Antibody.

3.1.5.

Supply of Antibodies. AstraZeneca (whether directly or through its Affiliates or a CMO) will provide a sufficient quantity of material for each of the applicable Collaboration Antibodies for use under each Stage 1 Development Plan and Stage 2 Development Plan at no cost to Fusion and such supply shall be on terms (including customary and reasonable terms relating to ensuring quality and safety reporting) to be agreed in good faith by the Parties and (if applicable) a CMO (any such agreement(s), a “Antibody Supply Agreement”).

3.1.6.

Additional Agreements. As and when necessary (as determined by the JRC) the Parties hereby agree to negotiate in good faith and execute such agreements as may be necessary or otherwise appropriate to govern the terms of any Research, Pre-Clinical Studies, and/or Clinical Studies conducted by the Parties during the De Novo Radioconjugate Collaboration on commercially reasonable terms and consistent with this Agreement (including Section 6.5), including agreements relating to supply of materials, quality assurance and safety assurance and reporting.

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3.2.	Antibody Selection

3.2.1.

The initial De Novo Radioconjugate Collaboration Plan generated pursuant to Section 3.1.2 will include a list of at least [***] antibodies (and corresponding molecular targets set forth on Appendix 3) [***] made available by AstraZeneca for the De Novo Radioconjugate Collaboration (the “Antibody Collaboration Candidate List”), and for each such antibody, a summary of expression pattern and relevant pre-clinical data. As mutually agreed (through the JRC), the Parties may elect to remove and/or add antibodies and molecular targets from or to the Antibody Collaboration Candidate List (and update Appendix 3 accordingly) until such time that an antibody has been selected as a Collaboration Antibody; provided that at any time the Antibody Collaboration Candidate List shall include at least [***] antibodies (inclusive of Collaboration Antibodies).

3.2.2.

In the period commencing with the Effective Date and continuing until the [***] thereof (the “Joint Radioconjugate Selection Period”) the Parties will mutually agree upon up to [***] antibodies (each a “Collaboration Antibody”) from the Antibody Collaboration Candidate List to be used for the De Novo Radioconjugate Collaboration.

3.3.	Stage 1 Development

3.3.1.

Promptly upon selection of a Collaboration Antibody pursuant to Section 3.2.2, the Parties (through the JRC) will prepare and submit to the JSC for approval a detailed development plan (a “Stage 1 Development Plan”) for such Collaboration Antibody. Each Stage 1 Development Plan shall include (i) detailed work streams and budgets (including FTE Costs) for the development of the Collaboration Antibody up until but not including the initiation of Manufacturing in accordance with cGMP and (ii) a summary of the data that should be included in the applicable Stage 1 Data Package. Unless unanimously agreed by the JRC, each Stage 1 Data Package will at a minimum include data [***]. Upon approval by the JSC, the JSC will amend the De Novo Radioconjugate Collaboration Plan to incorporate each Stage 1 Development Plan.

3.3.2.

The Parties will provide the JRC with written reports detailing their activities conducted under each Stage 1 Development Plan and the results of such activities at least [***] in advance of each regularly scheduled JRC meeting. The Parties will discuss the status, progress and results of such activities under each Stage 1 Development Plan at such regularly scheduled JRC meetings. Notwithstanding the foregoing, each Party shall notify the other Party promptly upon becoming aware of any information that would reasonably be expected to be material to the applicable Collaboration Antibody during the pendency of the applicable Stage 1 Development Plan.

3.3.3.

In parallel with the activities conducted under the Stage 1 Development Plan, AstraZeneca will use its Commercially Reasonable Efforts to develop a suitable stable cell line (unless such a cell line already exists) as well as the ability to perform a technical transfer of the cell line pursuant to Appendix 4 to enable a CMO to manufacture the applicable Collaboration Antibody in compliance with cGMP. For the avoidance of doubt, such activities will not be incorporated into the Stage 1 Development Plan or otherwise in the De Novo Radioconjugate Collaboration Plan.

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3.4.	Stage 1 Option

3.4.1.

Fusion shall submit each Stage 1 Data Package to the JRC promptly upon completion thereof, which the JRC shall promptly review for confirmation as to its conformity with the requirements for such Stage 1 Development Plan set forth in the applicable Stage 1 Development Plan. If the JRC makes a determination that such Stage 1 Data Package does not conform to the requirements set forth in the applicable Stage 1 Development Plan, the JRC shall identify such non-conformities and (i) the Parties (through the JRC) will submit an amendment to the applicable De Novo Radioconjugate Collaboration Plan (including the applicable De Novo Radioconjugate Collaboration Budget) for further work to be conducted by Fusion to correct such non-conformities and (ii) Fusion will re-commence activities in accordance with such amended De Novo Radioconjugate Collaboration Plan and re-submit a Stage 1 Data Package to the JRC in accordance with the terms of this Section 3.4.1 upon completion thereof. For avoidance of doubt, AstraZeneca will reimburse Fusion in accordance with Section 7.4.1(ii) for a fifty percent (50%) share of the costs incurred by Fusion under any De Novo Radioconjugate Collaboration Plan amended in accordance with this Section 3.4.1.

3.4.2.

Upon confirmation by the JRC that a Stage 1 Data Package is complete, each Party will have [***] to exercise an option to continue further development of the applicable Joint Radioconjugate (the “Stage 1 Radioconjugate Option”).

3.5.	Stage 2 Development

3.5.1.

If both Parties exercise the Stage 1 Radioconjugate Option for a given Joint Radioconjugate, the Parties (through the JRC) will prepare and submit to the JSC for approval a detailed development plan for the cGMP Manufacture, IND preparation and Clinical Studies (including SAD/MAD Studies) primarily aimed at establishing safety for the applicable Joint Radioconjugate (a “Stage 2 Development Plan”). Each Stage 2 Development Plan shall include (i) detailed work streams and budgets (including FTE Costs) for the activities to be conducted and (ii) a summary of the data that should be included in the applicable Stage 2 Data Package. Upon approval by the JSC, the JSC will amend the De Novo Radioconjugate Collaboration Plan to incorporate each Stage 2 Development Plan.

3.5.2.

Collaboration Antibody Supply. The Stage 2 Development Plan will reflect that AstraZeneca will take lead on (and, notwithstanding anything to the contrary in this Agreement, will have the final decision-making authority on) the Manufacture of the applicable naked Collaboration Antibody in compliance with GMP whether directly (or through its Affiliates or through the engagement of a CMO, including (if applicable) serving as the primary contracting Party with respect to any agreements with a CMO. When choosing a CMO, AstraZeneca shall give due consideration to reducing the overall project timelines and consider in good faith any reasonable input from Fusion. If applicable, such supply shall be provided by AstraZeneca pursuant to one or more Antibody Supply Agreements. Fusion will use its Commercially Reasonable Efforts to generate the Stage 1 Data Packages and Stage 2 Data Packages in accordance with the timelines and budget set forth in the De Novo Radioconjugate Collaboration Plan.

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3.5.3.

The Parties will provide the JRC with written reports detailing their activities conducted under each Stage 2 Development Plan and the results of such activities at least [***] in advance of each regularly scheduled JRC meeting. The Parties will discuss the status, progress and results of such activities under each Stage 2 Development Plan at such regularly scheduled JRC meetings. Notwithstanding the foregoing, each Party shall notify the other Party promptly upon becoming aware of any information that would reasonably be expected to be material to the Development of any Joint Radioconjugate during the pendency of the applicable Stage 2 Development Plan.

3.5.4.

Upon reaching mutual agreement (through the JRC) that a Stage 2 Data Package is completed, each Party will have [***] to exercise an option to continue further development of the applicable Joint Radioconjugate (the “Stage 2 Radioconjugate Option”).

3.5.5.

If both Parties exercise their respective Stage 2 Radioconjugate Option for a given Collaboration Antibody, such Collaboration Antibody will be deemed a “Joint Development Radioconjugate” and be further Developed and Commercialized in accordance with ARTICLE 6.

3.6.

Single Party Development. If only one Party exercises its respective Stage 1 Radioconjugate Option or Stage 2 Radioconjugate Option for a given Collaboration Antibody (the “Stage 1 Exercising Party” and the “Stage 2 Exercising Party” respectively, or, generally the “Exercising Party”), the Parties will enter into good faith negotiations for a commercially reasonable agreement pursuant to which the Exercising Party will obtain an exclusive license (including applicable Fusion Background IP or AstraZeneca Background IP, as applicable) to the applicable Joint Radioconjugate (the “Single Party Development Radioconjugate”) which, among other commercially reasonable terms, will include the terms set forth on Appendix 4.

3.7.

Applicable Laws and Bioethics. The activities to be conducted by each Party (including by its subcontractors) pursuant to this Agreement will be carried out in good scientific manner, and in compliance with all Applicable Laws. In addition, Fusion will, and will cause its Affiliates and subcontractors to carry out their activities under each Collaboration Program in compliance with the AstraZeneca bioethics policy attached at Appendix 5.

ARTICLE 4.

GOVERNANCE

4.1.

Joint Steering Committee. Within [***] of the Effective Date, the Parties will establish a joint steering committee (“JSC”), to provide overall strategic guidance, conflict resolution, and oversight over the Collaboration Programs and approve the Collaboration Plans and Combination Collaboration Budgets and plans and budgets for Joint Development Radioconjugates and Jointly Funded Clinical Combinations proposed by the JDC and JRC as well as plans proposed by other sub-committees. The JSC will consist of [***] senior management representatives appointed by Fusion and [***] senior management representatives appointed by AstraZeneca. As reasonable and appropriate, other employee representatives or agents of the Parties may attend JSC meetings as non-voting observers or presenters. Each Party will be responsible for the costs of its own employees or consultants attending JSC meetings.

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4.1.1.

Meetings. The JSC will meet at least [***] during the Agreement Term or as otherwise mutually agreed. Such meetings may be held via remote videoconference or teleconference or another method mutually agreeable to the Parties; provided that, unless otherwise agreed by the Parties, at least [***] will be in person in a location to be agreed by the Parties. In addition, either Party may also call a special meeting of the JSC (including by videoconference or teleconference) upon at least [***] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed before the next regularly scheduled meeting, and such Party will provide the JSC, no later than [***] before the special meeting, with materials reasonably adequate to enable an informed decision to be made by its members.

4.1.2.

Role of the JSC. Without limiting any of the foregoing, the JSC will perform the following functions in accordance with this Agreement, some or all of which may be addressed directly at any given JSC meeting:

(a)	review and discuss the overall strategy for the activities to be taken by the Parties pursuant to the Collaboration Programs;

(b)	discuss and approve the initial Combination Collaboration Plan pursuant to Section 2.1.2;

(c)

discuss and approve the initial De Novo Radioconjugate Collaboration Plan pursuant to Section 3.1.2 and establish a Global Publication Strategy with respect to the De Novo Radioconjugate Collaboration that is consistent with Intellectual Property strategy;

(d)	review, discuss and approve any amendments to the Collaboration Plans submitted by a Subcommittee (and update the applicable Collaboration Plan to incorporate any such approved amendment);

(e)	review and approve Joint Development Plans and amendments thereto submitted by the JDC;

(f)

on an as-needed basis, establish Subcommittees to perform specific duties of the JSC, direct each such Subcommittee to perform the functions for which it is established, and oversee each Subcommittee, including resolution of disputes raised to the JSC by any Subcommittee; and

(g)	to perform such other functions as expressly set forth in this Agreement or as mutually determined by the Parties in writing.

4.1.3.

Subcommittees. The JSC may, from time to time, establish one or more subcommittees to (i) resolve particular matters appropriately within the authority of the JSC and delegated by the JSC to such subcommittee, and (ii) inform and support decisions of the JSC (any such subcommittee, together with the JRC, the JDC and the JCC, a “Subcommittee”).

4.2.

Joint Research Committee. The Parties will establish a joint research committee (“JRC”) within [***] of the Effective Date, to govern Combination Target Selection, Combination Research, De Novo Target Selection and De Novo Research. The JRC will consist of [***] senior management representatives appointed by Fusion and [***] senior management representatives appointed by

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AstraZeneca, or shall have such other composition as may be determined by the JSC in its reasonable discretion. As reasonable and appropriate, other employee representatives or agents of the Parties may attend JRC meetings as non-voting observers or presenters. Each Party will be responsible for the costs of its own employees or consultants attending JRC meetings.

4.2.1.

Meetings. The JRC will meet at least [***]. Such meetings may be held via remote videoconference or teleconference or another method mutually agreeable to the Parties. In addition, either Party may also call a special meeting of the JRC (including by videoconference or teleconference) upon at least [***] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed before the next regularly scheduled meeting, and such Party will provide the JRC, no later than [***] before the special meeting, with materials reasonably adequate to enable an informed decision to be made by its members.

4.2.2.

Role of the JRC. Without limiting any of the foregoing, the JRC will perform the following functions in accordance with this Agreement, some or all of which may be addressed directly at any given JRC meeting:

(a)	discuss, prepare and submit each Combination Collaboration Validation Plan to the JSC for approval and incorporation into the Collaboration Plan;

(b)	confirm that a Combination Collaboration Pre-Clinical Data Package has been acceptably completed in accordance with the applicable Combination Collaboration Plan;

(c)	discuss, prepare and submit a plan for further pre-clinical work to be conducted pursuant to Section 2.3.3. to the JSC for approval and incorporation into the Collaboration Plan;

(d)

discuss, prepare and submit a plan for Subsequent Radioconjugate Validation Trials (or any agreed preparatory pre-clinical studies relating thereto) to the JSC for approval and incorporation into the Collaboration Plan;

(e)	discuss, prepare and submit each Stage 1 Development Plan to the JSC for approval and incorporation into the De Novo Radioconjugate Collaboration Plan;

(f)	discuss, prepare and submit each Stage 2 Development Plan to the JSC for approval and incorporation into the De Novo Radioconjugate Collaboration Plan;

(g)

periodically review and discuss the progress and results of the activities conducted under the Collaboration Plans as incorporated pursuant to the foregoing subsections (a) through (f) (and, as necessary, propose amendments to the Collaboration Plan JSC for approval);

(h)	periodically discuss and review the Antibody Collaboration Candidate List and approve any antibodies to add or remove;

(i)	review and recommend Collaboration Antibodies;

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(j)	confirm that a Stage 1 Data Package has been acceptably completed in accordance with the applicable Stage 1 Development Plan;

(k)	confirm that a Stage 2 Data Package has been acceptably completed in accordance with the applicable Stage 2 Development Plan;

(l)	discuss and approve the meaning of [***];

(m)	discuss and approve achievement of milestone events set forth in Section 7.2;

(n)

discuss and approve any costs and expenses to be incurred in excess of [***] of the amount designated for the relevant sub-project as set forth in the Combination Collaboration Budget or De Novo Radioconjugate Collaboration Budget;

(o)

on a regular basis, discuss and review relevant safety and efficacy data on compounds included in a Combination Collaboration Validation Plan and/or in any Combination Target Validation Trial (for AstraZeneca compounds this at a minimum includes data comparable in scope and detail to the data included in the Investigator’s Brochure for the relevant compound, and for Fusion compounds this includes any data that would reasonably be expected to be available to a sponsor of a Clinical Study on the relevant compound including but not limited to all relevant safety and efficacy data from the FPI1434 Phase 1 Study and any relevant follow on studies); and

(p)	to perform such other functions as expressly set forth in this Agreement or as mutually determined by the Parties in writing.

4.2.3.	Disbandment. Unless the Parties mutually agree otherwise, the JRC shall automatically dissolve and shall have no further rights or obligations under this Agreement upon the last to occur of [***].

4.3.

Joint Development Committee. The Parties will establish a joint development committee (“JDC”) within [***] of first designation of either an Exclusive Combination Target or a Joint Development Radioconjugate, to govern the further development of Jointly Funded Clinical Combinations and Joint Development Radioconjugates pursuant to ARTICLE 6. The JDC will consist of [***] senior management representatives appointed by Fusion and [***] senior management representatives appointed by AstraZeneca. As reasonable and appropriate, other employee representatives or agents of the Parties may attend JSC meetings as non-voting observers or presenters. Each Party will be responsible for the costs of its own employees or consultants attending JDC meetings.

4.3.1.

Meetings. The JDC will meet at least [***] during the Agreement Term. Such meetings may be held via remote videoconference or teleconference or another method mutually agreeable to the Parties. In addition, either Party may also call a special meeting of the JDC (including by videoconference or teleconference) upon at least [***] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed before the next regularly scheduled meeting, and such Party will provide the JDC, no later than [***] before the special meeting, with materials reasonably adequate to enable an informed decision to be made by its members.

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4.3.2.

Role of the JDC. Without limiting any of the foregoing, the JDC will perform the following functions in accordance with this Agreement, some or all of which may be addressed directly at any given JDC meeting:

(a)	discuss, prepare and submit each Joint Development Plans to the JSC for approval;

(b)

periodically review and discuss the progress and results of the activities conducted under each Joint Development Plan (and, as necessary, propose amendments to the Collaboration Plan JSC for approval);

(c)	discuss, review and approve any changes to a Clinical Study of a AstraZeneca Sole Funded Clinical Combination in accordance with Section 6.2;

(d)	discuss, review and approve regulatory strategy in accordance with Section 6.6.1;

(e)	discuss and approve any costs and expenses to be incurred in excess of [***] of the amount designated for the relevant sub-project as set forth in the Joint Development Budget; and

(f)	to perform such other functions as expressly set forth in this Agreement or as mutually determined by the Parties in writing.

4.3.3.

Disbandment. Unless the Parties mutually agree otherwise, the JDC shall automatically dissolve and shall have no further rights or obligations under this Agreement when upon the last to occur of [***].

4.4.

JCC. In the event the Parties enter into a co-commercialization agreement pursuant to Sections 6.9 or 6.10.2, the Parties will establish a joint commercialization committee (“JCC”) within [***] of the initiation of the first Clinical Study expected to be the basis of Regulatory Approval with respect to a Combination Product or Joint Development Radioconjugate in the Territory, to serve as a forum through which the Parties will strategize and coordinate the Commercialization of Combination Products and Joint Development Radioconjugates. The JCC will consist of [***] senior management representatives appointed by Fusion and [***] senior management representatives appointed by AstraZeneca. As reasonable and appropriate, other employee representatives or agents of the Parties may attend JSC meetings as non-voting observers or presenters. Each Party will be responsible for the costs of its own employees or consultants attending JCC meetings.

4.4.1.

Meetings. The JCC will meet at least [***]. Such meetings may be held via remote videoconference or teleconference or another method mutually agreeable to the Parties. In addition, either Party may also call a special meeting of the JCC (including by videoconference or teleconference) upon at least [***] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed before the next regularly scheduled meeting, and such Party will provide the JCC, no later than [***] before the special meeting, with materials reasonably adequate to enable an informed decision to be made by its members.

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4.4.2.

Role of the JCC. Without limiting any of the foregoing, the JCC will perform the following functions in accordance with this Agreement, some or all of which may be addressed directly at any given JCC meeting:

(a)	to discuss and approve the overall strategy for the Commercialization of Combination Products and Joint Development Radioconjugates;

(b)	to discuss any approve coordinated activities to be undertaken with respect to the Commercialization of Combination Products;

(c)	to discuss and approve the schedule for payments to be made by Fusion (if any) pursuant to Sections 6.11, 6.12.1(b), and/or 6.12.2(b); and

(d)	to perform such other functions as expressly set forth in this Agreement or as mutually determined by the Parties in writing.

4.5.	Collaboration Program Decision Making.

4.5.1.

All JSC and Subcommittee decisions shall be made by unanimous vote, with each Party’s representatives [***]. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter, a Subcommittee cannot, or does not, reach consensus on an issue within the scope of such Subcommittee, the Parties will refer the matter underlying such dispute to the JSC. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter, the JSC cannot, or does not, reach consensus on an issue within the scope of the JSC (or a matter referred by a Subcommittee pursuant to the previous sentence), then the dispute shall first be referred to the Senior Representatives for resolution by good faith negotiations in accordance with Section 13.1.1. Any final decision mutually agreed by the Senior Representatives shall be conclusive and binding on the Parties. If the Senior Representatives are not able to agree on the resolution of any such issue in accordance with Section 13.1.1, unless otherwise expressly stated herein, then:

(a)	AstraZeneca will have final decision making authority with respect to [***].

(b)	Fusion will have final decision making authority with respect to [***].

(c)

With respect to the schedule for payments to be made by Fusion (if any) pursuant to Sections 6.12.1(b), and/or 6.12.2(b), the payment terms set forth in the last sentence of Sections 6.12.1(b), and/or 6.12.2(b) (respectively), shall apply.

(d)

Notwithstanding any provision to the contrary herein, each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JSC or a Subcommittee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. The JSC and Subcommittees do not have the power to amend, modify, or waive compliance with this Agreement. In addition, neither Party may use its final decision making authority set forth in Section 4.5.1 to (i) approve or amend any De Novo Radioconjugate Collaboration Budget, Combination Collaboration Budget and Joint Development Budget, (ii) impose or change the dosing schedule of a drug or drug candidate solely Controlled by the other Party other than with respect to Joint Radioconjugates, (iii) cause either Party to take any action that is reasonably likely to cause safety concerns.

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4.6.

Governance for Certain Joint Development Radioconjugates. With respect to any Joint Development Radioconjugate that is the subject of a Joint Radioconjugate Co-Commercialization Agreement, governance terms agreed by the Parties and set forth in such Joint Radioconjugate Co-Commercialization Agreement will supersede the terms of Sections 4.4 and 4.5.

ARTICLE 5.

EXCLUSIVITY COVENANTS

5.1.	Combination Collaboration. The Parties hereby acknowledge and agree that, with respect to the Combination Collaboration, the following exclusivity periods will apply upon the terms described below:

5.1.1.	Initial Exclusivity Period.

(a)

During the Initial Exclusivity Period, on a molecular target by molecular target basis, neither Fusion nor its Affiliates will, alone or with any Third Party, undertake, or permit to be undertaken, any preclinical or clinical studies combining the Fusion Alpha Emitting Platform with any compound modulating the activity of the molecular targets identified in the Combination Collaboration Target Pool; provided that such restriction will not apply to [***].

(b)

At the end of the Initial Exclusivity Period, on a molecular target by molecular target basis, unless AstraZeneca elects to issue a Combination Target Validation Trial Notice with respect to such target, Fusion will be free to engage in research, development and other activities, alone or with others, combining the Fusion Alpha Emitting Platform with other parties’ compounds modulating such molecular target.

(c)

For all purposes of this Agreement, “Initial Exclusivity Period” shall mean, on a molecular target by molecular target basis, the period of time commencing with the inclusion of such target in the Combination Collaboration Target Pool and ending upon [***].

(d)	For purposes of further clarity, on a molecular target by molecular target basis, [***].

5.1.2.	Evaluation Period Exclusivity.

(a)

During the applicable Evaluation Period, on a Combination Collaboration Target by Combination Collaboration Target basis, and provided, that AstraZeneca enrolls its first patient in such Combination Target Validation Trial within [***] of Fusion’s receipt of applicable Combination Target Validation Trial Notice, neither Fusion nor its Affiliates will, alone or with any Third Party, undertake, or permit to be undertaken, any preclinical or clinical studies with or by any Third Party combining the Fusion Alpha Emitting Platform with compounds modulating the same Combination Collaboration Target.

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(b)

On a Combination Collaboration Target by Combination Collaboration basis, upon the expiry of the Evaluation Period or if AstraZeneca fails to enroll its first patient in any Combination Target Validation Trial within [***] of Fusion’s receipt of the applicable Combination Target Validation Trial Notice, Fusion will have no further obligation to grant AstraZeneca any rights on combinations with compounds modulating that particular Combination Collaboration Target; provided, however that in the event such failure is due to issues with supply of the Fusion Contributed Compound, then the Parties shall agree to a reasonable extension of such [***] period.

(c)

For all purposes of this Agreement, “Evaluation Period” shall mean, on a Combination Collaboration Target by Combination Collaboration Target basis, the period of time commencing on the date Fusion received a Combination Target Validation Trial Notice and expiring on the earlier of [***].

(d)	For purposes of further clarity, on a Combination Collaboration Target by Combination Collaboration Target basis, [***].

5.1.3.	Exclusive Combination Target Period.

(a)

Subject to Section 2.5, during the applicable Exclusive Combination Target Period, on an Exclusive Combination Target by Exclusive Combination Target basis, neither Fusion nor its Affiliates will undertake, or permit to be undertaken, any preclinical or clinical studies with or by any Third Party, combining the Fusion Alpha Emitting Platform with compounds modulating the same Exclusive Combination Target.

(b)

On a Combination Collaboration Target by Combination Collaboration Target basis, if AstraZeneca fails to provide an Exclusive Combination Target Development Notice and/or pay the Specific Combination Development Exclusivity Fee before the end of the applicable Evaluation Period, Fusion will not, and will have no further obligation to, grant AstraZeneca any rights to combinations with compounds modulating the applicable Combination Collaboration Target.

(c)	For purposes of further clarity, on a Combination Collaboration Target by Combination Collaboration Target basis, [***].

5.2.	Joint Development Radioconjugate. The Parties hereby acknowledge and agree that, with respect to the De Novo Radioconjugate Collaboration, the following exclusivity terms will apply:

5.2.1.

On a Joint Development Radioconjugate-by-Joint Development Radioconjugate basis, [***], each Party will [***]; provided, however, that the provisions of this Section 5.2.1 shall cease to apply in the event that [***], in each case (a) and (b), on a Joint Development Radioconjugate-by-Joint Development Radioconjugate basis.

5.2.2.	[***].

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ARTICLE 6.

CLINICAL DEVELOPMENT AND REGULATORY MATTERS; COMMERCIALIZATION

6.1.	Joint Development

6.1.1.

Overview. The Parties desire and intend to collaborate with respect to the Development of each Jointly Funded Clinical Combination and each Joint Development Radioconjugate as designated pursuant to the terms of ARTICLE 2 and ARTICLE 3, respectively.

6.1.2.

Joint Development Plans. Promptly upon designation of a Jointly Funded Clinical Combination and or a Joint Development Radioconjugate, the Parties will meet (through the JDC) to prepare (or in the case of a Jointly Funded Clinical Combination, update as necessary the applicable Clinical Development Plan) and submit to the JSC for approval a detailed development plan setting forth all Development activities to be conducted with respect to such Jointly Funded Clinical Combination and or a Joint Development Radioconjugate (each a “Joint Development Plan”). In addition, each Joint Development Plan shall also include a reasonably detailed budget of the costs and expenses (including FTE Costs) for the activities to be conducted pursuant to such plan (the “Joint Development Budget”) on an activity-by-activity or study-by-study basis, as appropriate.

(a)	The Parties intend, and each Joint Development Plan will reflect that AstraZeneca will sponsor and operationally run all clinical trials conducted under each Joint Development Plan.

(b)

The JDC will periodically (or at the request of one of the Parties) review each then-current Joint Development Plan, and if the JDC determines an amendment is needed to a then-current Joint Development Plan, the JDC will collaborate to prepare an amendment to such then-current Joint Development Plan, for review, comment and approval by the JSC. Such amended Joint Development Plan will reflect any changes (including additions) to the applicable Joint Development Budget. Once approved by the JSC, such amended Joint Development Plan will become effective and supersede the previous Joint Development Plan as of the date of such approval.

(c)

Performance. Each Party will use its Commercially Reasonable Efforts to conduct the Development activities allocated to such Party, if any, in each Joint Development Plan in a timely and effective manner.

6.1.3.

Development Costs. Unless otherwise set forth in an approved Joint Development Plan, all costs and expenses (including FTE Costs) set forth in the applicable Joint Development Budget will be paid 50% by Fusion and 50% by AstraZeneca.

6.2.

Independent Development. Except as set forth in this Section 6.2, AstraZeneca shall have the sole right to Develop each AstraZeneca Sole Funded Clinical Combination, at its sole cost, expense and direction. AstraZeneca will provide the JDC a study schematic prior to initiating any Clinical Study of a AstraZeneca Sole Funded Clinical Combination and will keep the JDC reasonably informed of the status and progress of such Clinical Study after initiation. The JDC will discuss and approve (and AstraZeneca will implement upon such approval) any changes to the plan or execution of such Clinical Study solely to the extent such change is proposed as a solution to Fusion’s reasonable concern that such Clinical Study (or any aspect thereof) would have a material adverse impact on the safety profile of the applicable compound in the Fusion Pipeline.

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6.3.	Development Supply

6.3.1.	Supply by Fusion.

(a)

At no cost to AstraZeneca, Fusion will supply, as applicable, FPI1434, FPI1966 or [***] drug product sufficient to support (i) each AstraZeneca Sole Step In Trial and (ii) clinical trials conducted, under a Joint Development Plan and with respect to AstraZeneca Sole Funded Clinical Combinations, in each case, pursuant to the terms of the applicable Fusion CSA and Fusion QA.

(b)

Prior to initiation of any AstraZeneca Sponsored Clinical Study as part of the Combination Collaboration, the Parties will negotiate in good faith and enter into a clinical supply agreement (each a “Fusion CSA”) and quality agreement (each a “Fusion QA”) with respect to Fusion’s supply of (as applicable) FPI1434, FPI1966 or [***] drug product. Each Fusion CSA and Fusion QA shall contain mutually agreed terms and conditions consistent with this Agreement including Section 2.8.1 and Section 6.3.1(a), in addition to other terms that are reasonable and customary, including provisions to ensure quality and audit by or on behalf of AstraZeneca.

6.3.2.

Supply by AstraZeneca. At no cost to Fusion, AstraZeneca will supply drug product for AstraZeneca Contributed Compounds for all applicable Exclusive Combination Targets sufficient to support each Clinical Study conducted under a Joint Development Plan.

6.4.

AstraZeneca Step In. In the event that either (or both) Parties propose to the JDC to undertake a Clinical Study in furtherance of a Jointly Funded Clinical Combination or Joint Development Radioconjugate that would require an amendment to the applicable Joint Development Plan and Joint Development Budget, or require an increase to the Joint Development Budget for an already agreed Clinical Study, and Fusion, by providing AstraZeneca written notice or the exercise of a JDC or JSC vote, declines to provide funding to such Clinical Study or increase to the Joint Development Budget for an already agreed Clinical Study, then AstraZeneca may undertake such Clinical Study or increase the budget of an existing Clinical Study, at its sole cost and expense, independently and outside of the scope of the applicable Joint Development Plan and/or Joint Development Budget (each a “AstraZeneca Sole Step In Trial”).

6.5.

Clinical Study Regulatory and Safety Matters. The following provisions shall apply for each AstraZeneca Sponsored Clinical Study and Fusion Sponsored Clinical Study conducted pursuant to this Agreement.

6.5.1.

The applicable Study Sponsor shall be responsible for submitting, obtaining and maintaining all necessary approvals and clearances, including any new INDs, CTAs or other Regulatory Approvals and customs clearances, for the conduct of the applicable Clinical Study. The Study Sponsor shall be responsible for the preparation and submission of all regulatory filings relating to the applicable Clinical Study and shall ensure all directions from any Regulatory Authority and/or ethics committee with jurisdiction over the Clinical Study are followed. The other Party shall provide the Study Sponsor with all assistance or supporting information to the extent reasonably necessary for the Study Sponsor to exercise its rights and obligations under this Section 6.5.1, including, upon a Study Sponsor’s written request, authorizing the cross-referencing of any INDs and CTAs held by such Party to the extent necessary to support the conduct of the applicable Clinical Study, and shall execute any documents or instruments necessary to allow such cross-referencing.

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6.5.2.

The Study Sponsor shall be responsible for compliance with all Applicable Laws pertaining to safety reporting for the applicable Clinical Study and related activities. Unless otherwise agreed, the Parties shall execute a pharmacovigilance agreement for each applicable Clinical Study (each a “Pharmacovigilance Agreement”) prior to the initiation of any Clinical Study carried out under this Agreement, to ensure the exchange of relevant safety data within appropriate timeframes and in an appropriate format to enable the Parties and their Affiliates to fulfil their regulatory reporting requirements and facilitate appropriate safety reviews.

6.5.3.

The applicable Study Sponsor shall be wholly accountable and liable for the safety, health and environmental (“SHE”) aspects of the conduct of such Clinical Studies, including the handling and destruction of all compounds in the Fusion Pipeline and/or AstraZeneca Pipeline used in the applicable study and shall operate risk management systems, which (i) ensure that the risks and impact of any activity undertaken are assessed and (ii) ensure that appropriate actions are taken to mitigate against any hazards identified.

6.6.	Regulatory Matters.

6.6.1.

At each regularly scheduled meeting of the JDC, the Parties will discuss and approve the regulatory strategy with respect to Joint Development Radioconjugates and Exclusive Combinations, including, on a country-by-basis, determining whether a particular Combination Product can be Commercialized as an Extricable Combination Product or an Inextricable Combination Product, it being acknowledged that the first preference is that Combination Products will be Commercialized as Extricable Combination Products. Such regulatory strategy shall be informed by, among other relevant factors, regular discussions with applicable Regulatory Authorities. All Data generated from Joint Development Plans, AstraZeneca Sole Step In Trials and any independent activities conducted by AstraZeneca with respect to AstraZeneca Sole Funded Clinical Combinations may be considered by the JDC in such determination and included in either Party’s filings with regulatory filings made pursuant to this Section 6.6.

6.6.2.

On a country-by-country basis, for all Extricable Combination Products, each Party will be responsible for at their sole cost and expense, and will use their respective Commercially Reasonable Efforts to, prepare, file and maintain Regulatory Approvals for (i) with respect to Fusion, the Fusion Contributed Compound Product, and (ii) with respect to AstraZeneca, the AstraZeneca Contributed Compound Product. Each Party hereby grants the other Party a Right of Reference in the Territory to the applicable Regulatory Materials for the Contributed Product of the granting Party solely for purposes of seeking such Regulatory Approval. The Parties shall coordinate with each other in good faith on the timing and filing of their respective Regulatory Approvals for their respective component of the applicable Extricable Combination Product, taking into account the other Party’s efforts to seek Regulatory Approval for its component of the applicable Extricable Combination Product.

6.6.3.

AstraZeneca will be responsible for preparing, filing and maintaining Regulatory Approvals for Inextricable Combination Products and Joint Development Radioconjugates in accordance with the applicable Joint Development Plan. Fusion will assist and reasonably cooperate with AstraZeneca in connection with the preparation of such Regulatory Approvals and submissions, as reasonably requested by AstraZeneca. AstraZeneca will keep Fusion reasonably informed of regulatory developments relating to such regulatory activities.

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6.7.

Right to Participate in Regulatory Activities. With respect to any interactions with Regulatory Authorities in the Territory relating to Regulatory Approval of a Combination Product (or the Contributed Product included therein) pursuant to either Section 6.5.1, Section 6.6.2 or Section 6.6.3, except with respect to interactions with Regulatory Authorities that relate solely to a Party’s Contributed Product, each Party will permit the other Party to review, comment on and/or participate in, any material interactions related thereto with Regulatory Authorities in the Territory to the extent relating to such other Party’s Contributed Product and will consider in good faith any comments relating to such regulatory interactions.

6.8.

Joint Development Radioconjugate RoFN. On a Joint Development Radioconjugate by Joint Development Radioconjugate basis, (i) before Fusion commences any non-preliminary discussions with any Third Party regarding a transaction (other than a change of control of Fusion) to license, sell, transfer or divest its interest in a Joint Development Radioconjugate (a “ROFN Transaction”) or (ii) if Fusion receives an unsolicited offer from a Third Party for a ROFN Transaction, then prior to commencing or continuing any non-preliminary discussions or negotiations with any such Third Party, Fusion shall first promptly notify AstraZeneca in writing of its intent or receipt of such offer (as applicable) (an “ROFN Notice”); which notice shall include (as applicable) a high-level summary of such proposed ROFN Transaction and the following provision shall then apply:

6.8.1.

AstraZeneca shall have [***] after receipt of such ROFN Notice (the “ROFN Election Period”) to elect to enter into exclusive negotiations with respect to such ROFN Transaction. During the ROFN Election Period, Fusion and its Affiliates shall not conduct discussions, or negotiate, with any Third Party with respect to such ROFN Transaction.

6.8.2.

If AstraZeneca elects to enter into exclusive negotiations during the ROFN Election Period, Fusion shall negotiate exclusively and in good faith with AstraZeneca to finalize and execute a definitive agreement (or an amendment to this Agreement) setting forth the terms of the ROFN Transaction for a period commencing upon the date Fusion receives notice of such election from AstraZeneca and expiring [***] thereafter (the “ROFN Negotiation Period”).

6.8.3.

With respect to any ROFN Transaction if (i) AstraZeneca does not elect to enter into exclusive negotiations with respect to such ROFN Transaction in accordance with Section 6.8.1 or (ii) a definitive agreement (or an amendment to this Agreement) is not executed prior to the expiration of the ROFN Negotiation Period in accordance with Section 6.8.2, then (in the case of either of (i) or (ii)) AstraZeneca shall no longer have the exclusive right to negotiate such ROFN Transaction (a “ROFN Expiration”) and Fusion, at its sole discretion, may proceed to negotiate and seek to enter into and consummate such ROFN Transaction with a Third Party; provided, however, any such ROFN Transaction shall in no case be on material terms (when taken as a whole) less favorable (to Fusion) than the terms offered by AstraZeneca during the ROFN Negotiation Period.

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6.9.

Commercialization of Joint Development Radioconjugates. On a Joint Development Radioconjugate by Joint Development Radioconjugate basis, promptly following initiation of planning for an initial registrational trial (or at any time during clinical development under a Joint Development Plan if mutually agreed), the Parties will discuss in good faith the commercially reasonable terms of a license granting AstraZeneca exclusive rights to the relevant De Novo IP Rights and an exclusive license to applicable Fusion Background IP solely with respect to the molecular target of the De Novo Radioconjugate to Commercialize and further Develop the Joint Development Radioconjugate. Subject to Section 6.11, if after [***] of commencing such discussions, the Parties fail to agree on such commercially reasonable terms, the Parties will promptly negotiate in good faith commercially reasonable terms and conditions of a co-commercialization agreement pursuant to which they will jointly Commercialize and further Develop the Joint Development Radioconjugate with such negotiations being based on the premise that the Parties have made equal contributions to the development of the Joint Development Radioconjugates subject only to AstraZeneca funding through AstraZeneca Sole Step In Trials under Section 6.4, if applicable. The terms and conditions for such co-commercialization agreement shall be based on the principles set forth in Appendix 6. In the event that after [***] of commencing negotiations pursuant to this Section 6.9 (or such other period of time as the Parties may agree) the Parties cannot agree on either (i) the terms of a license granting AstraZeneca such exclusive rights to the relevant De Novo IP Rights and an exclusive license to applicable Fusion Background IP solely with respect to the molecular target of the De Novo Radioconjugate to Commercialize and further Develop the Joint Development Radioconjugate or (ii) the terms of a co-commercialization agreement pursuant to which they will jointly Commercialize and further Develop the Joint Development Radioconjugate, then such Joint Development Radioconjugate shall not be Commercialized by either Party and the licenses granted by Fusion to AstraZeneca under Section 8.6.1 and by AstraZeneca to Fusion under Section 8.7.1 will terminate with respect to such Joint Development Radioconjugate.

6.10.	Exclusive Combination Commercialization.

6.10.1.

With respect to Extricable Combination Products, each Party will have the sole right, and will use their respective Commercially Reasonable Efforts to Commercialize their respective Contributed Products as a component of the applicable Extricable Combination Product in the Territory and shall bear their own costs and expenses incurred in connection with such Commercialization activities. Each Party hereby agrees to provide the other Party reasonable assistance with respect to the Commercialization of their respective Contributed Products sold as a component of an Extricable Combination Product and to coordinate their activities with respect thereto through the JCC including as may be required under Applicable Law. Other than as set forth in Section 6.12 or as may otherwise be agreed by the Parties, neither Party shall be entitled to any royalty or will otherwise share in any revenue received from the other Party’s Commercialization of a Contributed Product sold as a component of an Extricable Combination Product.

6.10.2.

On a country-by-country basis, as soon as practicable following the determination that a Combination Product is an Inextricable Combination Product, the Parties will negotiate in good faith terms and conditions, including license terms regarding licensing of Fusion Background IP and AstraZeneca Background IP, as applicable, of a co-commercialization agreement pursuant to which they will jointly Commercialize an Inextricable Combination Product.

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6.11.

Step In Trial Cost Repayment. On a country-by-country basis, if Regulatory Approval of any Joint Development Radioconjugate, Inextricable Combination Product or a Fusion Pipeline Product in any Indication in the Territory is granted predominantly as a result of an AstraZeneca Sole Step In Trial, AstraZeneca shall be entitled to recover an amount equal to [***]. Fusion shall pay the foregoing amounts to AstraZeneca in accordance with a payment schedule mutually agreed by the Parties through the JCC. For the avoidance of doubt, the Parties agree that if AstraZeneca solely funds a Phase 3 Study for a Joint Development Radioconjugate, Inextricable Combination Product or a Fusion Pipeline Product that subsequently receives Regulatory Approval, such Regulatory Approval will be deemed “granted predominantly as a result of an AstraZeneca Sole Step In Trial” for the purposes of this Section 6.11.

6.12.

Sole Funded Trial Cost Repayment. On a country-by-country basis, if Regulatory Approval of a specific Indication for an Inextricable Combination Product or of a Fusion Contributed Compound Product in any Indication in the Territory, in each case, is granted predominantly as a result of AstraZeneca Sole Funded Clinical Development (“Sole Funded Approval”), then:

6.12.1.	if the Sole Funded Approval [***], then:

(a)

with respect to such Extricable Combination Product, upon the later of, at Fusion’s sole discretion, (i) the date the Sole Funded Approval is granted and (ii) the date on which Fusion receives Regulatory Approval for the corresponding Fusion Contributed Compound Product in an Extricable Combination Product, Fusion will use its Commercially Reasonable Efforts to make the First Commercial Sale of such Fusion Pipeline Product, either directly or through a partner, within [***] of such Regulatory Approval. In addition, if after such First Commercial Sale, Fusion desires to discontinue sales of the applicable Fusion Pipeline Product, then, prior to discontinuing sales of such Fusion Pipeline Product in such country, Fusion shall notify AstraZeneca in writing of its intent and, at AstraZeneca’s sole discretion, the Parties shall enter into good faith negotiations for a commercially reasonable agreement for AstraZeneca or its Affiliate to obtain a license under the Intellectual Property Controlled by Fusion (including applicable Fusion Background IP) at such time as necessary to permit AstraZeneca to Commercialize the Extricable Combination Product in such country on payment and other terms to be agreed; and

(b)

AstraZeneca shall be entitled to recover an amount equal to [***] of the applicable Sole Funded Trial Cost in accordance with a payment schedule mutually agreed by the Parties through the JCC. In case the JCC fails to approve such payment schedule, Fusion will pay such amount through [***] royalty to AstraZeneca on quarterly Net Sales of the applicable Fusion Pipeline Product beginning upon Fusion’s First Commercial Sale of the Fusion Pipeline Product and continuing until such balance is paid, solely to the extent such First Commercial Sale and such Net Sales of the Fusion Pipeline Product are directly attributable to the sales of a Combination Product (whether as an Extricable Combination Product or an Inextricable Combination Product) in accordance with Section 7.4 and/or Section 7.4.2 (as applicable).

6.12.2.	if the Sole Funded Approval was [***], then:

(a)

with respect to an Extricable Combination Product, Fusion will use its Commercially Reasonable Efforts to ensure that the applicable Fusion Pipeline Product remains available for sale in such country, either directly or through a

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partner. If Fusion desires to discontinue sales of such Fusion Pipeline Product in such country, Fusion shall notify AstraZeneca in writing of its intent and, at AstraZeneca’s sole discretion, the Parties shall to enter into good faith negotiations for a commercially reasonable agreement for AstraZeneca or its Affiliate to obtain a license under the Intellectual Property Controlled by Fusion (including applicable Fusion Background IP) at such time as necessary to permit AstraZeneca to Commercialize the Extricable Combination Product in such country on payment and other terms to be agreed; and

(b)

AstraZeneca shall be entitled to recover an amount equal to [***] of the applicable Sole Funded Trial Cost in accordance with a payment schedule mutually agreed by the Parties through the JCC. In case the JCC fails to approve such payment schedule, Fusion will pay such amount through a [***] royalty to AstraZeneca on quarterly Net Sales of the applicable Fusion Pipeline Product beginning upon Fusion’s First Commercial Sale of the Fusion Pipeline Product and continuing until such balance is paid, solely to the extent such First Commercial Sale and such Net Sales of the Fusion Pipeline Product are directly attributable to the sales of a Combination Product (whether as an Extricable Combination Product or an Inextricable Combination Product), in accordance with Section 7.4 and/or Section 7.4.2 (as applicable).

(c)

For the avoidance of doubt, on a Fusion Pipeline Product by Fusion Pipeline Product basis, the obligation to reimburse AstraZeneca for the Step In Trial Cost pursuant to Section 6.11 or the Sole Funded Trial Cost pursuant to Section 6.12 shall apply with respect to all countries in the Territory in which Net Sales of Fusion Pipeline Products occur which are directly attributable to the sales of a Combination Product (whether as an Extricable Combination Product or an Inextricable Combination Product), in accordance with Section 7.4 and/or Section 7.4.2 (as applicable).

6.12.3.

For the avoidance of doubt, the Parties agree that if AstraZeneca solely funds a Phase 3 Study that leads to Regulatory Approval being granted for an Inextricable Combination Product or Fusion Contributed Compound Product, then such Regulatory Approval will be deemed “granted predominantly as a result of AstraZeneca Sole Funded Clinical Development” for the purposes of this Section 6.12.

ARTICLE 7.

FINANCIAL PROVISIONS

7.1.

Up-Front Fee. In consideration for the exclusive rights and options granted by Fusion hereunder, AstraZeneca will pay Fusion an up-front fee of five million dollars ($5,000,000) within forty-five (45) days of receipt of an invoice from Fusion for such amount.

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7.2.

Milestone Payments for Achievement of Milestone Events by a Product. In consideration for the achievement thereof, AstraZeneca will pay to Fusion, in accordance with Section 7.4, the milestone payments as set forth in TABLE 1 below:

TABLE 1

Product Milestone Event	Milestone Event Payment
[***]	[***]
[***]	[***]
[***]	[***]

7.2.1.	For purposes of this Section 7.2, [***].

7.2.2.	For purposes of this Section 7.2, [***].

7.2.3.	Each milestone payment set forth in TABLE 1 above will be paid only once upon the first achievement of the milestone event.

7.2.4.

Each time a milestone event is achieved under this Section 7.2, Fusion will send AstraZeneca a written notice thereof following the date of achievement of such milestone event along with documentation evidencing such achievement and an invoice with the applicable payment. Such milestone payment will be due within [***] after AstraZeneca’s receipt of such invoice.

7.3.

Exclusivity Payments. In consideration for the grants of exclusivity set forth in Section 2.5 in connection with the Combination Collaboration, AstraZeneca will pay to Fusion the following fees within [***] of issuing the applicable election notice:

7.3.1.	[***] in the event that AstraZeneca issues a Combination Target Validation Trial Notice (the “Specific Combination Evaluation Exclusivity Fee”).

7.3.2.	[***] in the event that AstraZeneca issues an Exclusive Combination Development Election Notice (the “Specific Combination Development Exclusivity Fee”).

7.4.	Cost Reimbursement Payments.

7.4.1.

AstraZeneca Funded Costs. Within [***] after the conclusion of each Calendar Quarter during the Agreement Term, [***], Fusion shall provide AstraZeneca with an invoice and supporting documents for (i) all costs (if any) incurred by Fusion under the Combination Collaboration Plan (including as amended in accordance with Sections 2.3.2 or 2.3.3), (ii) AstraZeneca’s [***] share of the costs (if any) incurred by Fusion under the De Novo Radioconjugate Collaboration Plan (including as amended in accordance with Section 3.1.2) and/or a Joint Development Plan. Undisputed (in good faith) invoices shall be payable by AstraZeneca in accordance with Section 7.6 within [***] of receipt. For the avoidance of doubt, in no event will AstraZeneca be responsible to make any payments to Fusion for costs greater than the total budgeted costs set out in the applicable Combination Collaboration Budget (including as amended in accordance with Sections 2.3.2 or 2.3.3), De Novo Radioconjugate Collaboration Budget (including as amended in accordance with Section 3.1.2) or Joint Development Budget.

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7.4.2.

Fusion Funded Costs. Within [***] after the conclusion of each Calendar Quarter during the Agreement Term, [***], AstraZeneca shall provide Fusion with an invoice and supporting documents for Fusion’s [***] share of the costs (if any) incurred by AstraZeneca under the De Novo Radioconjugate Collaboration Plan (including as amended in accordance with Section 3.1.2) and/or a Joint Development Plan. Undisputed (in good faith) invoices shall be payable by Fusion in accordance with Section 7.6 within [***] of receipt. For the avoidance of doubt, in no event will Fusion be responsible to make any payments to AstraZeneca for costs greater than the total budgeted costs set out in the applicable De Novo Radioconjugate Collaboration Budget (including as amended in accordance with Section 3.1.2) or Joint Development Budget.

7.4.3.

Disputed Invoices. If an invoice submitted pursuant to this Section 7.4 is disputed, the disputing Party shall notify the non-disputing Party in writing not later than [***] from the date of receipt of such disputed invoice specifying the reasons for disputing the invoice. The Parties will discuss such disputed invoice in good faith within [***] after the non-disputing Party acknowledges the invoice has been disputed, which shall be no less [***] after receipt, whereby the non-disputing Party shall provide all evidence as may be reasonably necessary to verify such disputed invoice. Should the Parties fail to resolve the disputed amount after such discussion, in addition to any other rights granted to it under this Agreement, the disputing Party shall retain its right to audit in accordance with Section 7.8.

7.5.

Fusion Royalty Payment. Beginning with the Calendar Quarter in which the First Commercial Sale for the applicable Fusion Contributed Compound Product is made and for each Calendar Quarter thereafter until such payment obligations are extinguished, if applicable, Fusion will make royalty payments described in Section 6.12.1(b) and/or Section 6.12.2(b) to AstraZeneca within [***] following the end of each such Calendar Quarter. Each royalty payment will be accompanied by a report, summarizing Net Sales for Fusion Contributed Compound Products during the relevant Calendar Quarter and the calculation of royalties due thereon, including country, units, sales price and the exchange rate used. If no royalties are payable in respect of a given Calendar Quarter, Fusion will submit a written royalty report to the other Party so indicating.

7.6.

Mode of Payment. All payments under this Agreement will be (i) payable in full in U.S. dollars, (ii) made by wire transfer of immediately available funds to an account designated by the payee Party in writing, and (iii) non-creditable, and non-refundable. Whenever for the purposes of calculating the royalties payable under this Agreement conversion from any foreign currency will be required, all amounts will first be calculated in the currency of sale and then converted into U.S. dollars at the USD Exchange Rate.

7.7.

Records Retention. Each Party will keep complete and accurate records in sufficient detail as are required to determine (i) as applicable, the amounts invoiced to the other Party pursuant to Section 7.4 and (ii) with respect to Fusion, Fusion’s royalty payment made pursuant to Section 7.4.3 (including the calculation of Net Sales). The applicable Party will maintain such records until the later of (a) [***] after the end of the period to which such records pertain, (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or (c) such longer period as may be required by Applicable Law.

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7.8.

Audits. During the Agreement Term and for a period of [***] thereafter, at the request and expense of a Party (the “Auditing Party”), the other Party (the “Non-Auditing Party”), will permit an independent certified public accountant of internationally recognized standing appointed by the Auditing Party and reasonably acceptable to the Non-Auditing Party, at reasonable times and upon reasonable notice, but in no case more than [***], to examine such records as may be necessary for the purpose of verifying the calculation of (i) if AstraZeneca is the Auditing Party, Fusion’s royalty payment made pursuant to Section 7.4.3 (including the calculation of Net Sales), and/or (ii) payments made for costs invoiced to the Auditing Party pursuant to (as applicable) Section 7.4.1 or Section 7.4.2. As a condition to examining any records of the Non-Auditing Party, such auditor will sign a nondisclosure agreement reasonably acceptable to the Non-Auditing Party in form and substance. Any and all records of the Non-Auditing Party examined by such independent certified public accountant will be deemed the Non-Auditing Party’s Confidential Information. Upon completion of the audit, the accounting firm will provide both Parties with a written report disclosing whether the applicable payments are correct or incorrect and the specific details concerning any discrepancies (“Audit Report”). If, as a result of any inspection of the books and records of the Non-Auditing Party, it is shown that the applicable payments were more or less than the amount which should have been paid, then the relevant Party will make all payments required to be made by paying the other Party the difference between such amounts to eliminate any discrepancy revealed by said inspection within [***] of receiving the Audit Report, with interest calculated in accordance with Section 7.10. The Auditing Party will pay for such audit, except that if the Non-Auditing Party is found to have miscalculated the applicable payment by more than [***] of the amount that should have been paid for the audited period, the Non-Auditing Party will reimburse Non-Exercising Party the reasonable fees and expenses charged by the accounting firm for the audit.

7.9.	Taxes.

7.9.1.

Taxes On Income. Each Party alone will be solely responsible for paying any and all Taxes (other than withholding taxes required by Applicable Law to be paid by AstraZeneca or Fusion (as the case may be) levied on account of, or measured in whole or in part by reference to, the income of such Party.

7.9.2.	Indirect Taxes.

(a)

All payments are exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any payments, for which the receiving Party is liable to remit to the Governmental Authority or other fiscal authority, the paying Party will pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of those payments. Any reimbursements of costs are exclusive of any Indirect Taxes which the party incurring the costs is eligible to recover by way of input tax credit or refund.

(b)

The Parties will issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. To the extent, in any circumstances, the paying Party has paid indirect taxes to the receiving Party which it subsequently determines was in excess of the indirect taxes actually due, then the receiving Party shall repay the excess amount to the paying Party within [***] of receipt of a refund from the applicable Governmental Authority or other fiscal authority. The Parties agree to reasonably cooperate to provide any information required by the Party pursuing a refund of Indirect Taxes paid. The receiving Party agrees not to seek compensation from the paying Party in respect of any interest or penalties imposed on the receiving Party if the receiving Party improperly reduces or eliminates Indirect Tax.

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7.9.3.

Withholding Tax. To the extent the paying Party is required to deduct and withhold taxes on any payment under applicable law, provided the paying Party is resident for tax purposes in the UK, Sweden, US or Canada, the paying Party will pay the amounts of such taxes to the proper governmental authority for the account of the receiving Party and remit the net amount to the receiving Party in a timely manner. To the extent the paying Party is required to deduct and withhold taxes on any payment under applicable law and the paying Party is resident for tax purposes in a territory other than the UK, Sweden, US or Canada, any amount payable under this Agreement shall be increased to take into account such withheld taxes as may be necessary so that, after making all required withholdings, the receiving Party receives an amount equal to the sum it would have received had payment been made directly by AstraZeneca or Fusion, as the case may be, provided that if the receiving Party receives credit or repayment in respect of any tax withheld, it shall reimburse the paying Party for the relevant withholding tax for such credit or repayment. Notwithstanding the foregoing, to the extent that it is possible to secure an exemption from, or a reduction in, any withholding taxes then the receiving Party shall provide such documentation necessary to secure such an exemption from, or reduction in withholding taxes, a minimum of [***] before the date on which the payment attracting such withholding taxes is due; if such documentation is not provided within the timeframe provided, the amount by which the paying Party shall increase amounts payable under this Agreement shall be limited to the minimum amount of withholding taxes which would have been payable had the exemption from, or a reduction in, withholding taxes been secured. In accordance with the procedures set forth in Section 10.3 and Section 10.4, the receiving Party will also indemnify the paying Party for any tax, interest or penalties imposed on the paying Party if the paying Party improperly reduces or eliminates withholding tax based upon representations made by the receiving Party.

7.9.4.

Tax Cooperation. At least [***] prior to the date a given payment is due under this Agreement, the non-paying Party will provide the paying Party with any and all tax forms that may be reasonably necessary or reasonably requested in order for the paying Party to lawfully not withhold tax or to withhold tax at a reduced rate with respect to such payment under an applicable bilateral income tax treaty. Following the paying Party’s timely receipt of such tax forms from the non-paying Party, the paying Party will not withhold tax or will withhold tax at a reduced rate under an applicable bilateral income tax treaty, if appropriate under the Applicable Laws. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes resulting from payments made under this Agreement, such recovery to be for the benefit of the Party who would have been entitled to receive the money but for the application of withholding tax under this Section 7.9.

7.9.5.	Anti-Tax Evasion.

(a)	In this Section 7.9.5 references to “committing tax evasion” shall include:

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(i)	fraudulently failing to pay any amount of tax to the relevant tax authority within any applicable time limit for the payment of such tax without incurring interest and/or penalties; and

(ii)

fraudulently claiming any relief, allowance, credit, deduction, exemption or set-off in respect of any tax (or relevant to the computation of any income, profits or gains for the purposes of any tax), or any right to or actual repayment of or saving of tax.

(b)	Fusion represents, warrants and undertakes that:

(i)	neither it nor its Affiliates shall commit tax evasion in relation to any tax for which it is responsible arising out of the transactions contemplated by this Agreement or any Ancillary Agreement;

(ii)

neither it nor its Affiliates shall undertake any activities which would facilitate or otherwise result in another Person committing tax evasion in relation to any tax for which it is responsible arising out of the transactions contemplated by this Agreement or any Ancillary Agreement; and

(iii)

it and its Affiliates shall maintain reasonable procedures designed to prevent any employees, agents or other persons who perform services for them or on their behalf from undertaking any activities which would facilitate or otherwise result in another person committing tax evasion in relation to any tax for which it is responsible arising out of the transactions contemplated by this Agreement or any Ancillary Agreement.

(c)	AstraZeneca represents, warrants and undertakes that:

(i)	neither it nor its Affiliates shall commit tax evasion in relation to any tax for which it is responsible arising out of the transactions contemplated by this Agreement or any Ancillary Agreement;

(ii)

neither it nor its Affiliates shall undertake any activities which would facilitate or otherwise result in another Person committing tax evasion in relation to any tax for which it is responsible arising out of the transactions contemplated by this Agreement or any Ancillary Agreement; and

(iii)

it and its Affiliates shall maintain reasonable procedures designed to prevent any employees, agents or other persons who perform services for them or on their behalf from undertaking any activities which would facilitate or otherwise result in another person committing tax evasion in relation to any tax for which it is responsible arising out of the transactions contemplated by this Agreement or any Ancillary Agreement.

CONFIDENTIAL

(d)	Fusion shall promptly report any apparent breach of this Section 7.9.5 to AstraZeneca. AstraZeneca shall promptly report any apparent breach of this Section 7.9.5 to Fusion.

(e)	Fusion shall:

(i)	answer, in reasonable detail, any written or oral inquiry from AstraZeneca related to Fusion’s compliance with this Section 7.9.5;

(ii)	facilitate the interview of staff employed by Fusion (or any agent of Fusion) at any reasonable time specified by AstraZeneca related to Fusion’s compliance with this Section 7.9.5; and

(iii)	co-operate with AstraZeneca and/or any regulator or public authorities in relation to any investigation relating to the matters referred to in this Section 7.9.5.

(f)	AstraZeneca shall:

(i)	answer, in reasonable detail, any written or oral inquiry from Fusion related to AstraZeneca’s compliance with this Section 7.9.5;

(ii)	facilitate the interview of staff employed by AstraZeneca (or any agent of AstraZeneca) at any reasonable time specified by Fusion related to AstraZeneca’s compliance with this Section 7.9.5; and

(iii)	co-operate with Fusion and/or any regulator or public authorities in relation to any investigation relating to the matters referred to in this Section 7.9.5.

The provisions of this Section 7.9 are to be read in conjunction with and subject to the provisions of Section 13.3 below.

7.10.

Interest. If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of [***] above the U.S. effective federal funds rate, as adjusted each Business Day and published by the Federal Reserve Bank of New York through its website (https://apps.newyorkfed.org/markets/autorates/fed%20funds) (or in the event that the U.S. effective federal funds rate is no longer an applicable reference rate, such reasonably equivalent alternative as may be selected by AstraZeneca in its reasonable discretion), such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.

ARTICLE 8.

INTELLECTUAL PROPERTY

8.1.	IP Ownership.

8.1.1.

Fusion Platform and AstraZeneca Platform. As between the Parties, Fusion will own and retain all of its rights, title and interest in and to the Fusion Patents and Fusion Know-How and AstraZeneca will own and retain all of its rights, title and interest in and to the AstraZeneca Patents and AstraZeneca Know-How, subject to any assignments, rights or licenses expressly granted by one Party to the other Party under this Agreement.

CONFIDENTIAL

8.1.2.

Platform Improvements. As between the Parties, each Party will exclusively own all improvements, modifications and enhancements to (i) in the case of AstraZeneca, the AstraZeneca Pipeline or the AstraZeneca Conjugation Chemistry Platform Controlled by AstraZeneca, together with any intellectual property rights therein or thereto (collectively with the AstraZeneca Patents and AstraZeneca Know-How, the “AstraZeneca Background IP”) and (ii) in the case of Fusion, the Fusion Alpha Emitting Platform, Fusion Manufacturing Platform, each Controlled by Fusion, or Fusion Pipeline, together with any intellectual property rights therein or thereto (collectively with the Fusion Patents and Fusion Know-How, the “Fusion Background IP”), in each case, made available to a Collaboration Program, whether such improvements, modifications and enhancements are developed by either Party alone or jointly with the other Party. For clarify, any AstraZeneca Combination Collaboration Intellectual Property or AstraZeneca Sole Step In Trial IP developed under this Agreement and disclosing a compound from the AstraZeneca Pipeline, or the molecular target thereof, shall be solely owned by AstraZeneca.

8.1.3.

Combination Collaboration IP. As between the Parties, except for Fusion Background IP, AstraZeneca will own all Know-How, Data and Patent Rights conceived, discovered, developed or otherwise generated in the course of Combination Target Selection and Combination Research and, with respect to Combination Development, the development of all Jointly Funded Clinical Combinations, (the “AstraZeneca Combination Collaboration Intellectual Property”). Any Data constituting AstraZeneca Combination Collaboration Intellectual Property shall be deemed Confidential Information of AstraZeneca and made subject to ARTICLE 12 hereunder; provided, for clarity, that such ownership shall not restrict Fusion’s rights relating to regulatory filings under Section 6.6.1.

8.1.4.

De Novo Radioconjugate Collaboration IP. As between the Parties, except for AstraZeneca Background IP and Fusion Background IP, the Parties shall each own an equal, undivided interest in any and all Know-How, Data and Patent Rights conceived, discovered, developed or otherwise generated in the course of De Novo Target Selection, De Novo Research and/or De Novo Development relating to and including the applicable Joint Radioconjugate (collectively, the “De Novo IP Rights”). For the avoidance of doubt, AstraZeneca shall solely own any and all Intellectual Property directed exclusively to the Collaboration Antibody. Any Data arising from the De Novo IP Rights shall be deemed Confidential Information of both Parties and made subject to ARTICLE 12 hereunder; provided, for clarity, that such ownership shall not restrict either Party’s rights relating to regulatory filings under Section 6.6.1 or either Party’s right to use the De Novo IP Rights for internal research use.

8.1.5.

AstraZeneca Sole Step In Trial IP. As between the Parties, AstraZeneca will exclusively own all Know-How, Data and Patent Rights conceived, discovered, developed or otherwise generated in (i) the development of all AstraZeneca Sole Funded Clinical Combinations, and (ii) the course of the conduct of any AstraZeneca Sole Step In Trials (collectively, the “AstraZeneca Sole Step In Trial IP”). Any Data constituting

CONFIDENTIAL

AstraZeneca Sole Step In Trial IP shall be deemed Confidential Information of AstraZeneca and made subject to ARTICLE 12 hereunder; provided, for clarity, that such ownership shall not restrict Fusion’s rights relating to regulatory filings under Section 6.6.1. For the avoidance of doubt, AstraZeneca Sole Step In Trial IP will not include (A) Intellectual Property arising from Clinical Studies already agreed to be undertaken in accordance with an applicable Joint Development Plan and Joint Development Budget for Jointly Funded Clinical Combinations and (B) De Novo IP Rights arising through an existing jointly funded Clinical Study of a Joint Development Radioconjugate where AstraZeneca is supplementing the budget of such Clinical Study as a AstraZeneca Sole Step In Trial.

8.2.	Prosecution and Maintenance of Patents.

8.2.1.

AstraZeneca will control and be responsible for all aspects of the Prosecution and Maintenance of Patent Rights included in or arising from AstraZeneca Combination Collaboration Intellectual Property (“AstraZeneca Combination Collaboration Patents”) and AstraZeneca Sole Step In Trial IP (“AstraZeneca Sole Step In Trial Patents”).

8.2.2.

AstraZeneca and Fusion will mutually control and be responsible for all aspects of the Prosecution and Maintenance of all Patent Rights included in or arising from the De Novo IP Rights (the “De Novo Patents”), subject to the below:

(a)

The Parties will mutually agree on patent counsel for the Prosecution and Maintenance of De Novo Patents, and such patent counsel will be engaged by both Parties. All decisions and strategic aspects with respect to the Prosecution and Maintenance of the De Novo Patents will be as mutually agreed, except that AstraZeneca will have decision making authority on determining the time of filing of De Novo Patents in the event the Parties cannot mutually agree on such timing. Each Party will have access to all material data as it arises, any office actions or office action responses or other correspondence that either Party provides to or receives from any patent office, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions, and all patent-related filings and proposed filings.

(b)

If either Party elects (i) not to file and prosecute patent applications for the De Novo Patents, (ii) not to continue the prosecution or maintenance of any De Novo Patents in a particular country, then such Party will so notify the other Party promptly in writing of its intention in good time to enable such other Party to meet any deadlines by which an action must be taken to establish or preserve any such Patent Right in such country; in which case the declining Party will, and will cause its Affiliates to, assign to the other Party (or, if such assignment is not possible, grant a fully-paid exclusive license in) all of their rights, titles and interests in and to such De Novo Patent in the applicable country.

8.2.3.

In respect of Patent Rights Controlled solely by Fusion, AstraZeneca shall have the right to review and comment, and Fusion shall, in good faith, take into account such review and comment, on any aspect of the Prosecution and Maintenance of such Patent Rights to the extent that such Patent Rights incorporate Data solely owned by AstraZeneca.

CONFIDENTIAL

8.3.

Patent Costs. Unless the Parties agree otherwise, Fusion and AstraZeneca will share equally the Patent Costs associated with the Prosecution and Maintenance of De Novo Patents; provided that, either Party may decline to pay its share of costs for filing, prosecuting and maintaining any De Novo Patent in a particular country or particular countries, in which case the declining Party will, and will cause its Affiliates to, assign to the other Party (or, if such assignment is not possible, grant a fully-paid exclusive license in) all of their rights, titles and interests in and to such De Novo Patent in the applicable country.

8.4.	Enforcement of Patents Against Third Party Infringement.

8.4.1.

Notification. If either Party becomes aware of any existing or threatened infringement of any of the AstraZeneca Combination Collaboration Patents, De Novo Patents or AstraZeneca Sole Step In Trial Patents in the Territory by a Third Party (“Third Party Infringement”), such Party will promptly notify the other Party in writing to that effect and the Parties will consult with each other regarding any actions to be taken with respect to such Third Party Infringement.

8.4.2.

Enforcements Rights. AstraZeneca, at its sole cost and expense, may bring, prosecute and (if applicable) settle, an appropriate suit or other action against any person or entity engaged in any such Third Party Infringement. If AstraZeneca fails to commence a suit to enforce a De Novo Patent against such Third Party Infringement, or to settle or otherwise secure the abatement of such Third Party Infringement within [***] after written notice of such Third Party Infringement (or such shorter period of time as is required to comply with Applicable Law), then Fusion may commence a suit or take action to enforce such De Novo Patent against such Third Party Infringement at its own cost and expense. In this case, each Party agrees it will take appropriate action to enable the other Party to commence a suit or take the actions set forth in the preceding sentence.

8.4.3.

Cooperation. Each Party will provide to the enforcing Party reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including executing all necessary and proper documents and if required to establish and maintain standing to join such action as a thirty party plaintiff if required by Applicable Law to pursue such action. The enforcing Party will keep the other Party reasonably informed of the status and progress of such enforcement efforts.

8.4.4.

Settlement. Neither Party will settle any claim, suit or action involving a De Novo Patent that it brought under Section 8.4.2 in any manner that would (i) limit the scope, validity or enforceability of the De Novo Patent anywhere in the Territory, (ii) admit to any fault or wrongdoing by the other Party or any of its Affiliates or (iii) provide for any relief against the other Party or any of its Affiliates, in each case, without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed.

8.4.5.

Recoveries. The enforcing Party bringing a claim, suit, or action involving a De Novo Patent that it brought under Section 8.4.2 will pay for any expenses incurred by such Party as a result of such claim, suit, or action. If such Party recovers monetary damages in such claim, suit or action, such recovery will be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation, and any remaining amounts will be [***].

CONFIDENTIAL

8.5.

Defense of Claims Brought by Third Parties. If either Party becomes aware of any Third Party’s claim or assertion that any Product infringes a Patent Right granted by a jurisdiction within the Territory, such Party will promptly notify the other Party and the Parties will work toward their shared, mutual interest in the outcome of such potential dispute, and thereafter, the Parties will promptly meet to consider such claim and the appropriate course of action. AstraZeneca will have the right to control the defense all such claims at its own cost and expense, other than with claims against a Fusion Contributed Compound Product for which Fusion will have the right to control the defense at its own cost and expense.

8.6.	License Grants to AstraZeneca.

8.6.1.

Enabling License. Fusion hereby grants to AstraZeneca, a non-exclusive, fully-paid up license with the right to grant sublicenses to Affiliates and subcontractors, under the Fusion Background IP, solely (i) to conduct the activities assigned to it from time to time under the Combination Collaboration Plan and/or the De Novo Radioconjugate Collaboration Plan, and (ii) to Develop Exclusive Combinations in accordance with this Agreement.

8.6.2.

Sublicense Rights. AstraZeneca shall have the right to grant sublicenses, including through multiple tiers of sublicenses, under the licenses granted in Section 8.6.1 to Sublicensees; provided that any such sublicenses shall (a) be in writing, (b) be consistent with the terms and conditions of this Agreement, and (c) require the applicable Sublicensee to comply with all applicable terms of this Agreement. AstraZeneca shall be responsible for the performance of any Sublicensee as if such Sublicensee was “AstraZeneca” hereunder.

8.7.	License Grants to Fusion.

8.7.1.

Enabling License. AstraZeneca hereby grants, or shall procure subject to Section 8.11 that its Affiliate grant, to Fusion, a non-exclusive, fully-paid up license with the right to grant sublicenses to Affiliates and subcontractors, under the AstraZeneca Background IP, solely to conduct the activities assigned to it from time to time under the Combination Collaboration Plan, the De Novo Radioconjugate Collaboration Plan and any Joint Development Plan.

8.7.2.

AstraZeneca Combination Intellectual Property and AstraZeneca Sole Step In Trial IP License. AstraZeneca hereby grants, or shall procure subject to Section 8.11 that its Affiliate grant, to Fusion, subject to Section 6.11 and Section 8.8, a non-exclusive, fully-paid up license with the right to grant sublicenses to Affiliates and bona-fide third party collaborators, to use the AstraZeneca Combination Collaboration Intellectual Property and AstraZeneca Sole Step In Trial IP, in each case, for any and all purposes, directly related to the Exploitation of the Fusion Pipeline. For the avoidance of doubt, nothing in this Section 8.7.2 is meant to grant Fusion any license or other rights to the AstraZeneca Background IP.

8.7.3.

Use of Data. AstraZeneca hereby grants to Fusion a Right of Reference to any and all Data that is included in the AstraZeneca Combination Collaboration Intellectual Property or generated by a Clinical Study with respect to AstraZeneca Sole Funded Clinical Combinations to the extent necessary or reasonably useful for Fusion to Exploit the Fusion Pipeline Products, subject to the terms and conditions of this Agreement.

CONFIDENTIAL

8.7.4.

Sublicense Rights. Fusion shall have the right to grant sublicenses, through multiple tiers of sublicenses, under the licenses granted in Sections 8.7.1 and 8.7.2 to Sublicensees, (i) with respect to the license granted under Section 8.7.1, that are Affiliates or subcontractors and (ii) with respect to the license granted under Section 8.7.2, that are Affiliates or bona-fide collaborators; provided that any such sublicenses shall (a) be in writing, (b) be consistent with the terms and conditions of this Agreement, and (c) require the applicable Sublicensee to comply with all applicable terms of this Agreement. Fusion shall be responsible for the performance of any Sublicensee as if such Sublicensee was “Fusion” hereunder

8.8.

Restriction on Use of AstraZeneca Combination Collaboration Intellectual Property. Notwithstanding anything to the contrary set forth in this Agreement, on a Combination Collaboration Target by Combination Collaboration Target basis, during any Initial Exclusivity Period, Evaluation Period and/or Exclusive Combination Period, neither Party will use the AstraZeneca Combination Collaboration Intellectual Property or AstraZeneca Sole Step In Trial IP to conduct any clinical or non-clinical research activities combining (i) with respect to Fusion, FPI1434 or any other radioconjugate from the Fusion Pipeline included in the Combination Collaboration, or (ii) with respect to AstraZeneca, any radioconjugate, in each case with compounds modulating a Combination Collaboration Target other than as part of the Combination Collaboration.

8.9.

No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party will be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.

8.10.

Fusion’s Existing In-License Agreements. Fusion will be solely responsible for any Third Party Obligations that become payable by Fusion to Third Parties under any agreements or arrangements Fusion has with such Third Parties as of the Effective Date (including the Fusion In-Licenses), based on the Development or Commercialization of a Product by AstraZeneca, its Affiliate or Sublicensee under this Agreement.

8.11.

AstraZeneca Affiliate Statement of Work. To the extent that a license granted to Fusion pursuant to Section 8.7.1 or Section 8.7.2 involves Intellectual Property owned by an Affiliate of AstraZeneca, Fusion and such Affiliate of AstraZeneca shall enter into a Statement of Work, in the form attached hereto as Appendix 7, whereby the Affiliate of AstraZeneca that owns the relevant Intellectual Property agrees to perform all obligations of, and shall receive all rights and benefits afforded to, AstraZeneca hereunder with respect to the relevant Intellectual Property. AstraZeneca shall remain responsible for any obligations hereunder performed by its Affiliates. AstraZeneca’s representatives on the JSC shall be responsible for notifying Fusion’s representatives, prior to the start of any activity related to the relevant Intellectual Property, that such Intellectual Property is owned by an Affiliate of AstraZeneca and will require the execution of a Statement of Work as contemplated by this Section 8.11.

CONFIDENTIAL

ARTICLE 9.

REPRESENTATIONS AND WARRANTIES

9.1.	Representations, Warranties and Covenants of Both Parties. Each Party hereby represents and warrants as of the Effective Date, and covenants, to the other Party that:

9.1.1.

it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and that it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

9.1.2.

this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity;

9.1.3.

all necessary consents, approvals and authorizations of all Governmental Authorities and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained;

9.1.4.

the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the certificate of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound;

9.1.5.

such Party will, and such Party hereby covenants to the other Party that it will, perform its activities pursuant to this Agreement in compliance with good laboratory and clinical practices and cGMP and Applicable Law, in each case as applicable under the laws and regulations of the country and the state and local government wherein such activities are conducted;

9.1.6.

such Party is not debarred under the United States Federal Food, Drug and Cosmetic Act or comparable Applicable Laws and it does not, and will not during the Agreement Term, employ or use the services of any person or entity who is debarred, in connection with their performance under this Agreement. If either Party becomes aware of the debarment or threatened debarment of any person or entity providing services to such Party, including the Party itself and its Affiliates or Sublicensees, which directly or indirectly relate to activities under this Agreement, the other Party will be immediately notified in writing.

CONFIDENTIAL

9.2.	Representations, Warranties and Covenants of Fusion. Fusion hereby represents and warrants to AstraZeneca, as of the Effective Date, that:

9.2.1.	Fusion is the owner of, or otherwise has the right to grant all rights and licenses it purports to grant to AstraZeneca with respect to the Fusion Background IP under this Agreement;

9.2.2.	to Fusion’s Knowledge, all Fusion Patents have been filed and maintained properly and correctly in all material respects;

9.2.3.

Fusion has not previously entered into any agreement, whether written or oral, with respect to, or otherwise assigned, transferred, licensed, conveyed or otherwise encumbered its right, title or interest in or to, the Fusion Background IP (including by granting any covenant not to sue with respect thereto) in such a way as to make the representation set forth in Section 9.2.1 not true, and it will not enter into any such agreements or grant any such right, title or interest to any Person that is inconsistent with the rights and licenses granted to AstraZeneca under this Agreement;

9.2.4.	Fusion has not received any written claim alleging, and does not have Knowledge of any fact or circumstance indicating, that any of the Fusion Patents are invalid or unenforceable;

9.2.5.

Fusion has not received any written claim alleging, and does not have Knowledge of any fact or circumstance indicating, that performance of any of Fusion’s obligations under this Agreement relating to the Fusion Alpha Emitting Platform or Fusion Manufacturing Platform would infringe any intellectual property rights of a Third Party;

9.2.6.

(i) the Fusion In-Licenses and the licenses granted to Fusion under the Fusion In-Licenses is in full force and effect, (ii) Fusion has not received any written notice, and has no Knowledge, of any breach by any party to the Fusion In-Licenses, and (iii) Fusion’s performance of its obligations under this Agreement will not constitute a breach of Fusion’s obligations under the Fusion In-Licenses and the licenses granted to Fusion thereunder or otherwise conflict with the rights granted to AstraZeneca hereunder;

9.2.7.	other than the Fusion In-License, the Fusion Background IP does not include any intellectual property that is in-licensed from a Third Party;

9.2.8.

to Fusion’s Knowledge, all individuals who are current or former officers, employees, agents, advisors, consultants, contractors or other representatives of Fusion or any of its Affiliates who are inventors of or have otherwise contributed in a material manner to the creation or development of any Fusion Background IP have executed and delivered to Fusion or the applicable Affiliate a valid and enforceable assignment thereof;

9.2.9.

to Fusion’s Knowledge, no current officer, employee, agent, advisor, consultant or other representative of Fusion or any of its Affiliates is in violation of any term of any assignment, license, consulting, employment or other agreement with Fusion or such Affiliate regarding the protection of any of the Fusion Background IP; and

9.2.10.

Fusion has not conducted any clinical studies with the Fusion Pipeline and has conducted, and has required its contractors and consultants to conduct, any and all preclinical studies related to the Fusion Pipeline in compliance with good laboratory and clinical practices and cGMP and Applicable Law, in each case as applicable under the laws and regulations of the country and the state and local government wherein such activities were conducted.

CONFIDENTIAL

9.3.

Update to Warranties. On a Combination Collaboration Target-by-Combination Collaboration Target basis, no more than [***] during any applicable Validation Trial Period and [***] during the applicable Evaluation Period, [***] after the date of Fusion’s receipt of a written inquiry from AstraZeneca, Fusion will provide written notice to AstraZeneca stating any exceptions to the veracity of the representations and warranties set forth in Section 9.2 as of the date of such notice.

9.4.	Additional Covenants of Fusion. Fusion hereby covenants to AstraZeneca that, during the Agreement Term:

9.4.1.

Fusion will maintain and not breach the Fusion In-Licenses and will not exercise or trigger any rights under, amend, modify or terminate such agreement in a manner that would adversely affect AstraZeneca’s rights hereunder without first obtaining AstraZeneca’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

9.4.2.

Fusion shall perform or cause to be performed, as sponsor, each Fusion Sponsored Clinical Study in accordance with the applicable Collaboration Plan, this Agreement and all Applicable Laws (including Applicable Laws relating to the collection, use, transfer, and disclosure of personal data).

9.5.	Representations and Warranties of AstraZeneca. AstraZeneca hereby represents and warrants to Fusion, as of the Effective Date, that:

9.5.1.

AstraZeneca or an Affiliate of AstraZeneca is the owner of, or otherwise has the right to grant all rights and licenses AstraZeneca purports to grant to Fusion with respect to the AstraZeneca Background IP under this Agreement; and

9.5.2.

Neither AstraZeneca nor any of its Affiliates has previously entered into any agreement, whether written or oral, with respect to, or otherwise assigned, transferred, licensed, conveyed or otherwise encumbered its right, title or interest in or to, the AstraZeneca Background IP (including by granting any covenant not to sue with respect thereto) in such a way as to make the representation set forth in Section 9.5.1 not true, and it will not enter into any such agreements or grant any such right, title or interest to any Person that is inconsistent with the rights and licenses granted to Fusion under this Agreement.

9.5.3.

to AstraZeneca’s Knowledge, neither AstraZeneca nor any of its Affiliates has received any written claim alleging, and do not have Knowledge of any fact or circumstance indicating, that any of the AstraZeneca Patents are invalid or unenforceable;

9.5.4.

to AstraZeneca’s Knowledge, neither AstraZeneca nor any of its Affiliates has received any written claim alleging, and do not have Knowledge of any fact or circumstance indicating, that performance of any of AstraZeneca’s obligations under this Agreement relating to the AstraZeneca Pipeline would infringe any intellectual property rights of a Third Party;

CONFIDENTIAL

9.5.5.

to AstraZeneca’s Knowledge, all individuals who are current or former officers, employees, agents, advisors, consultants, contractors or other representatives of AstraZeneca or any of its Affiliates who are inventors of or have otherwise contributed in a material manner to the creation or development of any AstraZeneca Background IP have executed and delivered to AstraZeneca or the applicable Affiliate a valid and enforceable assignment thereof.

9.6.	Additional Covenants of AstraZeneca. AstraZeneca hereby covenants to Fusion that, during the Agreement Term:

9.6.1.

AstraZeneca will not include any compounds from the AstraZeneca Pipeline in the Combination Collaboration which, at the time such compound is first proposed to be included in the Combination Collaboration:

(a)	AstraZeneca has Knowledge of any fact or circumstance indicating that the Exploitation of such compound infringes any intellectual property rights of a Third Party; or

(b)

have been the subject of any preclinical or clinical studies related to such compounds that were conducted by or on behalf of AstraZeneca or its Affiliates not in compliance with good laboratory and clinical practices and cGMP and Applicable Law, in each case as applicable under the laws and regulations of the country and the state and local government wherein such activities were conducted.

9.6.2.

AstraZeneca shall perform or cause to be performed, as sponsor, each AstraZeneca Sponsored Clinical Study in accordance with the applicable (if any) Collaboration Plan or Joint Development Plan, this Agreement and all Applicable Laws (including Applicable Laws relating to the collection, use, transfer, and disclosure of personal data).

9.7.

DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 9, ASTRAZENECA AND FUSION MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND ASTRAZENECA AND FUSION EACH SPECIFICALLY DISCLAIM ANY WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 10.

INDEMNIFICATION; INSURANCE

10.1.

Indemnification by AstraZeneca. AstraZeneca agrees to defend Fusion, its Affiliates and their respective directors, officers, stockholders, employees and agents, and their respective successors, heirs and assigns (collectively, the “Fusion Indemnitees”), and will indemnify and hold harmless the Fusion Indemnitees, from and against any liabilities, losses, costs, damages, fees or expenses payable to a Third Party, and reasonable attorneys’ fees and other legal expenses with respect thereto (collectively, “Losses”) arising out of any claim, action, lawsuit or other proceeding by a Third Party (collectively, “Third Party Claims”) brought against any Fusion Indemnitee and resulting from or occurring as a result of: [***]; except in any such case to the extent such Losses result from: [***].

CONFIDENTIAL

10.2.

Indemnification by Fusion. Fusion agrees to defend AstraZeneca, its Affiliates and their respective directors, officers, stockholders, employees and agents, and their respective successors, heirs and assigns (collectively, the “AstraZeneca Indemnitees”), and will indemnify and hold harmless the AstraZeneca Indemnitees, from and against any Losses arising out of Third Party Claims brought against any AstraZeneca Indemnitee and resulting from or occurring as a result of: [***]; except in any such case to the extent such Losses result from: [***].

10.3.

Notice of Claim. All indemnification claims provided for in Section 7.9.3, Section 10.1, and Section 10.2 will be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party will give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which the Indemnified Party intends to base a request for indemnification under Section 10.1 or Section 10.2, but in no event will the indemnifying Party be liable for any Losses to the extent such Losses result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party will furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

10.4.	Defense, Settlement, Cooperation and Expenses.

10.4.1.

Control of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party will not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor will it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will as soon as is reasonably possible deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in this Section 10.4.1, the Indemnified Party will be responsible for the legal costs or expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim.

10.4.2.

Right to Participate in Defense. Without limiting Section 10.4.1, any Indemnified Party will be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnified Party’s own cost and expense unless (a) the employment thereof has been specifically authorized by the indemnifying Party in writing, (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 10.4.1 (in which case the Indemnified Party will control the defense), or (c) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles in which case the indemnifying Party will be responsible for any such costs and expenses of counsel for the Indemnified Party.

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10.4.3.

Settlement. With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim and that will not admit liability or violation of Law on the part of the Indemnified Party or result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner (such as granting a license or admitting the invalidity of a Patent Right Controlled by an Indemnified Party), and as to which the indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, will deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 10.4.1, the indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld). The indemnifying Party will not be liable for any settlement, consent to entry of judgment, or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party will admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party, such consent not to be unreasonably withheld.

10.4.4.

Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnified Party to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation will include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket costs and expenses in connection therewith.

10.4.5.

Costs and Expenses. Except as provided above in this Section 10.4, the costs and expenses, including attorneys’ fees and expenses, incurred by the Indemnified Party in connection with any claim will be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

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10.5.	Insurance.

10.5.1.

Fusion’s Insurance Obligations. Fusion will maintain, at its cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement, including but not limited to its indemnification obligations herein, in such amounts and on such terms as are customary for prudent practices for companies of similar size and with similar resources in the pharmaceutical industry for the activities to be conducted by it under this Agreement taking into account the scope of development of products. Fusion will furnish to AstraZeneca evidence of any insurance required under this Section 10.5.1, upon request.

10.5.2.

AstraZeneca’s Insurance Obligations. AstraZeneca hereby represents and warrants to Fusion that it will maintain, at its cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement (including product liability), including but not limited to its indemnification obligations herein, in such amounts and on such terms as are customary for prudent practices for large companies in the pharmaceutical industry for the activities to be conducted by AstraZeneca under this Agreement. AstraZeneca will maintain such insurance or self-insurance throughout the Agreement Term and for [***] thereafter, and will furnish to Fusion evidence of such insurance, upon request.

10.6.

LIMITATION OF CONSEQUENTIAL DAMAGES. EXCEPT FOR (a) CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 10, (b) CLAIMS ARISING OUT OF A PARTY’S WILLFUL MISCONDUCT, (c) A PARTY’S BREACH OF ARTICLE 5, OR (d) CLAIMS ARISING OUT OF A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, NEITHER PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY TO THIS AGREEMENT OR ITS AFFILIATES FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR OTHER INDIRECT DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

10.7.	Anti-Bribery and Corruption Compliance.

10.7.1.

Each Party agrees, on behalf of itself, its officers, directors and employees and on behalf of its Affiliates that it will, and will use its diligent efforts to procure that its agents, representatives, consultants and subcontractors hired for activities undertaken for or in connection with the performance of this Agreement, (together with such Party, the “Party Representatives”) for the performance of its obligations hereunder:

Party Representatives will not directly or indirectly pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give, or authorize the giving of anything else of value, to:

(1)	any Government Official in order to influence official action;

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(2)

any Person (whether or not a Government Official) (i) to influence such Person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), (ii) to reward such Person for acting improperly, or (iii) where such Person would be acting improperly by receiving the money or other thing of value;

(3)

any other Person while knowing or having reason to know that all or any portion of the money or other thing of value will be paid, offered, promised or given to, or will otherwise benefit, a Government Official in order to influence official action for or against either Party in connection with the matters that are the subject of this Agreement; or

(4)	any Person to reward that Person for acting improperly or to induce that Person to act improperly.

10.7.2.

Each Party will not and will use diligent efforts to procure that its Party Representatives will not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws.

10.7.3.	Each Party acknowledges that its undertakings given in Sections 10.7.1 and 10.7.2 are material to the other Party in entering into a relationship with such Party.

10.7.4.

Each Party, on behalf of itself and its Party Representatives, represents and warrants to the other Party that for the term of this Agreement and [***] thereafter, it will and will use diligent efforts to procure that its Party Representatives keep and maintain accurate books and reasonably detailed records in connection with the performance of its obligation under this Agreement including all records required to establish compliance with Sections 10.7.1 and 10.7.2 above.

10.7.5.

Each Party will promptly provide the other Party with written notice of the following events: (A) upon becoming aware of any material breach or violation by it or its Party Representatives of any representation, warranty or undertaking set forth in Sections 10.7.1 and 10.7.2; and (B) upon receiving a formal notification that it is the target of a formal investigation by a Relevant Authority for a Material Anti-Corruption Law Violation or upon receipt of information from any of its Party Representatives connected with this Agreement that any of them is the target of a formal investigation by a Relevant Authority for a Material Anti-Corruption Law Violation.

10.7.6.

For the Term of this Agreement and [***] thereafter, each Party will for the purpose of auditing and monitoring the performance of its compliance with this Agreement and particularly this Section 10.7 permit the other Party, its Affiliates, any auditors of any of them and any Regulatory Authority to have access to any premises of such Party and to the extent that such Party is able to secure such access, its Party Representatives in each case used in connection with this Agreement, together with a right to access personnel and records that relate to this Agreement (“Audit”).

10.7.7.	Each Party will be responsible for any breach of any representation, warranty or undertaking in this Section 10.7 or of the Anti-Corruption Laws by any of its Party Representatives.

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10.7.8.

Each Party may disclose the terms of this Agreement or any action taken under this Section 10.7 to prevent a potential violation or continuing violation of applicable Anti-Corruption Laws, including the identity of the other Party and the payment terms, to any governmental authority if such Party determines, upon advice of counsel, that such disclosure is necessary.

ARTICLE 11.

TERM; TERMINATION

11.1.

Agreement Term; Expiration. This Agreement will become effective on the Effective Date and, unless earlier terminated pursuant to the other provisions of this ARTICLE 11, will continue in full force and effect until this Agreement expires as follows:

11.1.1.	On a Combination Collaboration Target-by-Combination Target basis, by the later of [***].

11.1.2.	On a Joint Radioconjugate-by-Joint Radioconjugate basis:

(a)	[***]

(b)	[***].

11.1.3.

On a country-by-country basis in the Territory, for the commercial life of any Combination Product (including, for the avoidance of doubt, any Exclusive Combination that becomes a Combination Product).

The period from the Effective Date until the date of expiration of this Agreement pursuant to this Section 11.1 or earlier termination of this Agreement pursuant to Section 11.2, is the “Agreement Term.”

11.2.	Termination of the Agreement.

11.2.1.	Termination for Lack of Commercial Viability.

(a)

Subject to Section 11.2.1(b), each Party will be entitled to terminate this Agreement on a Combination Collaboration Target -by- Combination Collaboration Target or Joint Radioconjugate-by-Joint Radioconjugate basis by providing [***] written notice to the other Party in the event of a Lack of Commercial Viability with respect to such Combination Collaboration Target or Joint Radioconjugate:

(i)	at any time after such Joint Radioconjugate is made a Joint Development Radioconjugate; and

(ii)	at any time after such Combination Collaboration Target is made an Exclusive Combination Target;

(iii)

provided, in each case (i) and (ii), that the Party that wishes to terminate is not in material breach or material default of its obligations under this Agreement in respect of such Combination Collaboration Target or Joint Radioconjugate.

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(b)	Any termination pursuant to Section 11.2.1(a), shall be subject to the following:

(i)

If AstraZeneca or Fusion terminates a Joint Development Radioconjugate for Lack of Commercial Viability, then the non-terminating Party shall be given the option to continue the Development of the Joint Development Radioconjugate as a Single Party Radioconjugate, and the Parties shall enter into a commercially reasonable agreement, negotiated by the Parties in good faith, reflecting a revised schedule of milestone events, appropriate milestone payments and related financial aspects of such termination and continued Development and incorporating the licensing and technology transfer principles of Sections II and III of Appendix 4 hereto. If the non-terminating Party elects not to continue the Development of the Joint Development Radioconjugate as a Single Party Radioconjugate, then such Joint Development Radioconjugate shall terminate, along with: (1) any enabling licenses granted pursuant to Section 8.6.1 or Section 8.7.1 for relevant Fusion Background IP or AstraZeneca Background IP and (2) any supply obligations related to such Joint Development Radioconjugate. In the event either Party terminates a Joint Development Radioconjugate for Lack of Commercial Viability, any non-compete obligations related to such Joint Development Radioconjugate set forth in Section 5.2.1 shall terminate, regardless of whether the non-terminating Party chooses to continue the Development of the Joint Development Radioconjugate as a Single Party Radioconjugate.

(ii)

If AstraZeneca or Fusion terminates a Jointly Funded Clinical Combination for Lack of Commercial Viability, then the non-terminating Party shall be given the option to continue the Development of the Jointly Funded Clinical Combination. If Fusion is the non-terminating Party, then (1) any exclusivity rights granted or available to AstraZeneca hereunder related payment of a Specific Combination Development Exclusivity Fee shall terminate; (2) any obligations of Fusion to make payments to AstraZeneca pursuant to Section 6.12 shall terminate; and (3) AstraZeneca will continue to supply the relevant AstraZeneca Contributed Compound pursuant to the terms of this Agreement. If AstraZeneca is the non-terminating Party, such Jointly Funded Clinical Combination will be continued as a AstraZeneca Sole Funded Clinical Combination, and such continued Development would remain subject to, and receive the same benefits of, the terms and conditions applicable to any AstraZeneca Sole Funded Clinical Combination contemplated hereunder. If the non-terminating Party elects not to continue the Development of the Jointly Funded Clinical Combination, then such Jointly Funded Clinical Combination shall terminate, along with: (1) the restrictions on the use of AstraZeneca Combination Collaboration Intellectual Property under Section 8.8; (2) any enabling licenses granted pursuant to Section 8.6.1 or Section 8.7.1 for relevant Fusion Background IP or AstraZeneca Background IP; (3) any supply obligations related to such Jointly Funded Clinical Combination; and (4) any exclusivity obligations related to such Jointly Funded Clinical Combination.

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(iii)

If AstraZeneca terminates a AstraZeneca Sole Funded Clinical Combination for Lack of Commercial Viability or for convenience in its sole discretion, then the following shall also terminate: (1) the restrictions on the use of AstraZeneca Combination Collaboration Intellectual Property under Section 8.8 relating to the specific combination tested in the terminated AstraZeneca Sole Funded Clinical Combination; (2) any enabling licenses granted pursuant to Section 8.6.1 or Section 8.7.1 for relevant Fusion Background IP or AstraZeneca Background IP; (3) any supply obligations related to such AstraZeneca Sole Funded Clinical Combination; and (4) any exclusivity obligations granted by Fusion in connection with the issuance of an Exclusive Combination Development Election Notice for the specific combination tested in the terminated AstraZeneca Sole Funded Clinical Combination. Additionally, if AstraZeneca terminates an AstraZeneca Sole Funded Clinical Combination for convenience in its sole discretion, and any Clinical Study of a AstraZeneca Sole Funded Clinical Combination remains incomplete, then AstraZeneca will reimburse Fusion for its fully burdened manufacturing costs of supplying AstraZeneca with the applicable drug product for such incomplete Clinical Study of a terminated AstraZeneca Sole Funded Clinical Combination.

11.2.2.

Termination for Material Safety Issue. If either Party reasonably believes that there is a Material Safety Issue in relation to a Combination Collaboration Target or Joint Radioconjugate it shall promptly notify the other Party in writing of such determination. The Party receiving such notice may propose actions as applicable to address the Material Safety Issue identified by the other Party and, if the notifying Party agrees, shall act to implement immediately such actions, provided, that (a) the notifying Party may suspend, or require the suspension of, any activities under this Agreement impacted by the relevant Material Safety Issue with respect to such Collaboration Target or Joint Radioconjugate upon written notice until such mutually agreed actions are implemented, and (b) if the FDA determines that there is a Material Safety Issue and it is not resolvable within a commercially reasonable timeframe, its decision shall be binding on the Parties and either Party may terminate this Agreement with respect to such Product.

11.2.3.	Termination for Material Breach.

(a)

AstraZeneca’s Right to Terminate. If AstraZeneca has reason to believe that Fusion is in material breach of this Agreement, then AstraZeneca may deliver notice of such material breach to Fusion. If the breach is curable, Fusion will have [***] to cure such breach. If Fusion fails to cure such breach within the [***] period, or if the breach is not subject to cure, AstraZeneca may terminate this Agreement in its entirety if such breach relates to this Agreement in its entirety, or in relevant part on a Combination Collaboration Target by Combination Collaboration Target or Joint Radioconjugate-by-Joint Radioconjugate basis if such breach does not relate to this Agreement in its entirety, by providing written notice to Fusion.

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(b)

Fusion’s Right to Terminate. If Fusion has reason to believe that AstraZeneca is in material breach of this Agreement, then Fusion may deliver notice of such material breach to AstraZeneca. If the breach is curable, AstraZeneca will have [***] to cure such breach (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within [***] following such notice). If AstraZeneca fails to cure such breach within the [***] period, as applicable, or if the breach is not subject to cure, Fusion may terminate this Agreement in its entirety if such breach relates to this Agreement in its entirety, or in relevant part Combination Collaboration Target by Combination Collaboration Target or Joint Radioconjugate-by-Joint Radioconjugate basis if such breach does not relate to this Agreement in its entirety, by providing written notice to AstraZeneca.

11.2.4.	Effective of Bankruptcy.

(a)

All rights and licenses granted under or pursuant to any section of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”) or analogous provisions of Applicable Law outside the US licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code or analogous provisions of Applicable Law outside the US. The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code or analogous provisions of Applicable Law outside the US. Upon the commencement of a bankruptcy proceeding of any Party, the non-bankrupt Party will further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and all embodiments which, if not already in its possession, will be promptly delivered to the non-bankrupt Party upon written request.

11.3.	Consequences of Expiration or Termination of this Agreement.

11.3.1.

Consequence of Termination of this Agreement. Upon the expiration of the Agreement Term in accordance with Section 11.1, or if this Agreement is terminated by a Party in accordance with Section 11.2.2, 11.2.3, 11.2.4, in any case, in its entirety or on a Combination Collaboration Target by Combination Collaboration Target (the “Terminated Target”) or Joint Radioconjugate-by-Joint Radioconjugate (the “Terminated Radioconjugate”) basis at any time and for any reason, the following terms will apply to any such termination, but only to the extent of any such termination:

(a)

Licenses. The applicable licenses granted by Fusion to AstraZeneca under Section 8.6.1 and by AstraZeneca to Fusion under Section 8.7.1 will terminate and, subject to Sections 11.3.3 and 11.3.4, the Parties and their respective Affiliates and, Sublicensees will cease selling Discontinued Products under such licenses; provided, that unless such termination was due to a Material Safety Issue (i) the Parties and their respective Affiliates and Sublicensees will have the right to sell any remaining inventory of Discontinued Product over a period of no greater than [***] after the effective date of such termination; and (ii) if there are any Clinical Studies being conducted at the date of termination, the Study Sponsor shall be entitled to continue such Clinical Studies to the extent and for the period necessary to effect an orderly transfer or wind down of such Clinical Studies in a timely manner and in accordance with all Applicable Laws.

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(b)

Exclusivity. Neither Party will have any further obligations under Section 5.1 of this Agreement insofar as it relates to a Terminated Target or Section 5.2 with respect to a Terminated Radioconjugate.

(c)	Restriction. The restriction set forth in Section 8.8 shall become null and void with respect to any Terminated Target.

(d)	Collaboration Plans. Neither Party will have any further obligations with respect to the under the applicable Collaboration Plan(s) or Joint Development Plan(s).

(e)	Responsibility for Discontinued Products. Except as expressly provided in this Section 11.3, neither Party will have any further obligations or responsibilities with respect to a Discontinued Product.

(f)

Responsibility for Extricable Combination Products. Except as may otherwise be required under Applicable Law, neither Party will have any further obligations or responsibilities to the other Party with respect to Extricable Combination Products arising from a Terminated Target.

(g)

Return of Information and Materials. The Parties will return (or destroy, as directed by the other Party) all data, files, records and other materials containing or comprising the other Party’s Confidential Information to which it does not retain rights under the surviving provisions of this Agreement. Notwithstanding the foregoing, the Parties will be permitted to retain one copy of such data, files, records, and other materials for archival and legal compliance purposes. Each Party will also be permitted to retain such additional copies of or any computer records or files containing the other Party’s Confidential Information that have been created solely by automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the retaining Party’s standard archiving and back-up procedures, but not for any other use or purpose. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 12.1.

(h)

Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from obligations that have accrued as of such termination or expiration or that are expressly indicated to survive the termination of this Agreement. For purposes of clarification, milestone payments under ARTICLE 7 accrue as of the date the applicable milestone event is achieved even if the payment is not due at that time.

(i)

Survival. Without limiting Section 11.3.1(h) above, the following provisions of this Agreement will survive the expiration or earlier termination of this Agreement: the last sentence of Section 6.9, Section 7.6, Sections 7.7—7.10, Section 8.1, Section 8.2, Section 8.3, Section 8.4 (solely with respect to De Novo Patents),

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Section 8.5, Section 8.7.2 (except in the event of termination under Section 11.2.3(a)), Section 8.7.3 (except in the event of termination under Section 11.2.3(a)), Section 8.7.4, Section 8.9, Section 9.7, Sections 10.1 - 10.6, Section 11.3, ARTICLE 12, Sections 13.1 - 13.3, Sections 13.6 - 13.17 and ARTICLE 1 to the extent it contains definitions required for any of the foregoing surviving provisions.

11.3.2.

Fusion: Special Consequences of Certain Terminations. If Fusion terminates this Agreement under Section 11.2.3(b), then, notwithstanding any terms set forth in Section 11.3.1 to the contrary, Fusion may, in its sole discretion, require that AstraZeneca promptly take, and AstraZeneca will take, such actions as Fusion may reasonably request, to transfer to Fusion or its Affiliates or Sublicensees, free of charge, in respect of the Territory, all Know-How and Patent Rights Controlled by AstraZeneca solely to the extent necessary for the Commercialization of an applicable Discontinued Product or the continued development of a Terminated Radioconjugate or a Terminated Target, as applicable. In the event of such a transfer, AstraZeneca will, at its expense and at Fusion’s request, deliver, execute or deliver or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, and take or cause to be taken all such actions as may be reasonably necessary to effectuate such transfer, including performing a reasonable technology transfer of any such Know-How. Notwithstanding anything to the contrary herein, any transfer of Know-How or Patent Rights undertaken by AstraZeneca pursuant to this Section 11.3.2, may be effectuated, at AstraZeneca’s sole discretion, by the granting of a non-exclusive, fully-paid up license which, for the avoidance of doubt, shall not grant Fusion any right to independently Develop or Commercialize any compound within the AstraZeneca Pipeline.

11.3.3.

AstraZeneca: Special Consequences of Certain Terminations. If AstraZeneca terminates this Agreement under Section 11.2.3(a), then, notwithstanding any terms set forth in Section 11.3.1 to the contrary, AstraZeneca may, in its sole discretion, require that Fusion promptly take, and Fusion will take, such actions as AstraZeneca may reasonably request, to transfer to AstraZeneca or its Affiliates or Sublicensees, free of charge, in respect of the Territory, all Know-How and Patent Rights Controlled by Fusion solely to the extent necessary for the Commercialization of the applicable Discontinued Product or the continued development of a Terminated Radioconjugate or a Terminated Target, as applicable. In the event of such a transfer, Fusion will, at its expense and at AstraZeneca’s request, deliver, execute or deliver or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, and take or cause to be taken all such actions as may be reasonably necessary to effectuate such transfer, including performing a reasonable technology transfer of any such Know-How. Notwithstanding anything to the contrary herein, any transfer of Know-How or Patent Rights undertaken by Fusion pursuant to this Section 11.3.3, may be effectuated, at Fusion’s sole discretion, by the granting of a non-exclusive, fully-paid up license which, for the avoidance of doubt, shall not grant AstraZeneca any right to independently Develop or Commercialize any Fusion Pipeline Product.

11.3.4.

The provisions of this Section 11.3 will not preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice any Party’s right to obtain performance of any obligation. The Parties acknowledge and agree that the only rights that permit a Party to terminate this Agreement are set out in this ARTICLE 11.

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ARTICLE 12.

CONFIDENTIALITY

12.1.

Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Agreement Term and for [***] thereafter, the receiving Party (the “Receiving Party”) and its Affiliates will keep confidential and will not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Confidential Information disclosed by the other Party or its Affiliates (the “Disclosing Party”).

12.2.

Prior Confidentiality Agreement. [***] (the “CDA”) will govern disclosures of Confidential Information (as defined in the CDA) between the Parties hereto prior to the Effective Date in connection with the subject matter of this Agreement. All Confidential Information exchanged between the Parties on or after the Effective Date under this Agreement will be subject to the terms of this ARTICLE 12.

12.3.

Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party or its Affiliates may use and disclose to Third Parties Confidential Information of the Disclosing Party as follows: (i) solely in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement under confidentiality provisions no less restrictive than those in this Agreement, provided, that Confidential Information may be disclosed by a Receiving Party to a governmental entity or agency without requiring such entity or agency to enter into a confidentiality agreement; (ii) to the extent reasonably necessary to file or prosecute patent, copyright and trademark applications (subject to Section 12.4 below), complying with applicable governmental regulations, obtaining Regulatory Approvals, conducting pre-clinical Studies or clinical Studies, marketing a Product, or as otherwise required by applicable law, regulation, rule or legal process (including the rules of the SEC and any stock exchange); provided, however, that if a Receiving Party or any of its Affiliates is required by law or regulation to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable for necessary disclosures, give reasonable advance notice to the Disclosing Party of such disclosure requirement and will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (iii) in communication with actual or potential lenders, investors, merger partners, acquirers, Sublicensees, consultants, or professional advisors on a need-to-know basis, in each case under confidentiality provisions no less restrictive than those of this Agreement (but of shorter duration if customary); (iv) to the extent such disclosure is required to comply with existing expressly stated contractual obligations owed to such Party’s or its Affiliates’ licensor with respect to any intellectual property licensed to the other Party under this Agreement; (v) subject to the terms of any protective order the Disclosing Party is using to protect its own Confidential Information, to prosecute or defend litigation as permitted by this Agreement, or (vi) as mutually agreed to in writing by the Parties.

12.4.	Press Release; Publications; Disclosure of Agreement.

12.4.1.

Public Announcements – Generally. On or promptly after the Effective Date, Fusion may issue a press release announcing the existence of this Agreement in a form and substance agreed to in writing by the Parties. Except to the extent required to comply with Applicable Law, regulation, rule or legal process or as otherwise permitted in

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accordance with this Section 12.4, each Party agrees not to issue any other press release or other public statement disclosing other information relating to this Agreement or the terms of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed.

12.4.2.	Use of Name. Neither Party will use the other Party’s name in a press release or other publication without first obtaining the prior consent of the Party to be named.

12.4.3.	Publications.

(a)

Joint Activities. Each Party recognizes the desirability of publishing and publicly disclosing the results of and information regarding, activities under this Agreement, in a manner consistent with Applicable Law and industry practices, as provided in this Section 12.4.3. Accordingly, prior to publishing or disclosing any data, findings or results stemming from Pre-Clinical Studies, Clinical Studies or other Research conducted pursuant to this Agreement, the publishing Party shall provide to the non-publishing Party drafts of proposed abstracts, manuscripts or summaries of presentations. The non-publishing Party shall respond promptly through its designated representative and in any event no later than [***] after receipt of such proposed publication or presentation or such shorter period as may be required by the publication or presentation. Upon request of the non-publishing Party, the publishing Party shall delete from any proposed publication any Confidential Information of the non-publishing Party and delay the submission of the publication a reasonable period (not to exceed [***]) to permit filings for patent protection and to otherwise address issues of Confidential Information or related competitive harm to the reasonable satisfaction of the non-publishing Party; provided, however that such deletion obligations with respect to Data generated in the course of De Novo Target Selection, De Novo Research and/or De Novo Development shall not apply to publications made in accordance with the Global Publication Strategy for the De Novo Radioconjugate Collaboration.

(b)

AstraZeneca Independent Activities. Notwithstanding anything to the contrary set forth in Section 12.4.3(a), AstraZeneca shall have the right to make any publications, presentations, or public disclosures disclosing data, findings or results stemming from an AstraZeneca Sole Step In Trial or the Development of a AstraZeneca Sole Funded Clinical Combination, provided that, prior to publishing or disclosing any such data, findings or results, AstraZeneca shall provide to Fusion drafts of proposed abstracts, manuscripts or summaries of presentations to the extent such data, findings or results relate to the Fusion Pipeline Product. Fusion shall respond promptly through its designated representative and in any event no later than [***] after receipt of such proposed publication or presentation or such shorter period as may be required by the publication or presentation. Upon request of Fusion, AstraZeneca shall delete from any proposed publication any Confidential Information of Fusion and delay the submission of the publication a reasonable period (not to exceed [***]) to permit filings for patent protection and to otherwise address issues of Confidential Information or related competitive harm to the reasonable satisfaction of Fusion. Fusion shall not make any publications, presentations, or public disclosures disclosing data, findings or results stemming from such activities without AstraZeneca’s prior written approval.

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12.4.4.

SEC Filings. Notwithstanding any provision of this Agreement to the contrary, either Party may disclose the terms of this Agreement to the extent required, in the advice of such Party’s legal counsel, to comply with Applicable Law, including the rules and regulations promulgated by the SEC. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 12.4.4, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure and the disclosing Party shall accept all such redactions suggested by the non-disclosing Party subject only to contrary, good faith advice of the disclosing Party’s legal counsel. Further, if a Party discloses this Agreement or any of the terms hereof in accordance with this Section 12.4.4, such Party shall, at its own expense, seek such confidential treatment of confidential portions of this Agreement and such other terms, as may be reasonably requested by the other Party.

ARTICLE 13.

MISCELLANEOUS

13.1.	Dispute Resolution.

13.1.1.

Resolution by Senior Representatives. The Parties will seek to settle amicably any and all disputes, controversies or claims arising out of or in connection with this Agreement. Any dispute between the Parties, including any a failure to reach consensus on a matter within the JSC’s decision-making authority will be promptly presented to [***] (the “Senior Representatives”), or their respective designees, for resolution. Such Senior Representatives, or their respective designees, will meet in-person or by teleconference as soon as reasonably possible thereafter, and use their good faith efforts to mutually agree upon the resolution of the dispute, controversy or claim. If after negotiating in good faith, the Parties fail after good faith discussions undertaken within reasonable promptness, to reach an amicable agreement within [***], then either Party shall be free to institute litigation in accordance with this Section 13.1.1. The Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Delaware for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. Subject to Applicable Law, the Parties irrevocably and unconditionally waive their right to a jury trial. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in herein shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

13.1.2.

Court Actions. Nothing contained in this Agreement will deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing dispute resolution discussions.

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13.2.

Governing Law. The interpretation and construction of this Agreement shall be governed by the laws of the State of Delaware excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

13.3.

Assignment and Successors. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other, which will not be unreasonably withheld, delayed or conditioned, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, without the other Party’s consent, to any of its Affiliates, to any purchaser of all or substantially all of its assets to which this Agreement or relevant part relates or to any successor of all or substantially all of its assets to which this Agreement relates resulting from any merger, consolidation, share exchange or other similar transaction; provided, if a Party transfers or assigns this Agreement (or any part hereof) to one of its Affiliates outside the United Kingdom, the United States, or Sweden that is incorporated (A) in a jurisdiction that does not have a Bilateral Income Tax Treaty with Canada, or (B) in a jurisdiction where a Bilateral Income Tax Treaty requires withholding taxes on any payment described in this Agreement, or otherwise takes any action that causes this Agreement or any payment made under this Agreement to become subject to tax in a jurisdiction outside of such Party’s country of organization or subject any payments made under this Agreement to withholding in any jurisdiction that would not have been required absent such action, then such Party (or such Affiliate) taking such action or making such transfer (“Transferring Party”), will (i) increase (i.e., “gross up”) any payment due that the Transferring Party is obligated to pay to the non-transferring Party (“Non-Transferring Party”) under ARTICLE 7 for the taxes withheld such that the Non-Transferring Party receives the amount the Non-Transferring Party would have otherwise received under ARTICLE 7 but for the Transferring Party’s transfer or assignment, and (ii) will provide written notice to the other Party within [***] after such assignment. Each Party shall remain responsible for compliance with its obligations under this Agreement after any permitted assignment by such Transferring Party hereunder. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party.

To the extent the Non-Transferring Party utilizes a foreign tax credit or claims a deduction in any year with respect to the taxes withheld in any year, the Non-Transferring Party will refund to the Transferring Party an amount equal to (i) 100% of the foreign tax credit utilized or (ii) the benefit realized by the Non-Transferring Party resulting from the deduction, which benefit will be calculated as the sum of (a) the amount claimed as a deduction multiplied by the highest marginal statutory federal corporate tax rate applicable to the Non-Transferring Party; plus (b) any state or provincial, as applicable, tax benefit of the deduction claimed by the Non-Transferring Party. To assist the Transferring Party in determining when a refund is due from the Non-Transferring Party pursuant to the foregoing sentence, beginning with the first Annual tax return for the year in which the Transferring Party pays the Non-Transferring Party an increased (i.e., “gross up”) payment under this Section 13.3, and each year thereafter (including, for clarity, all years in which the Non-Transferring Party utilizes a tax credit or claims a deduction for any foreign tax that is withheld), the Non-Transferring Party will provide the Transferring Party with the Non-Transferring Party s’ Annual tax returns (federal and state or provincial, as applicable) and, in years in which the Non-Transferring Party utilizes the federal foreign tax credit, supporting documentation for such credit.

13.4.

Subcontracting. Subject to the terms of this Section 13.4, each Party will have the right to engage Third-Party subcontractors to perform certain of its obligations under this Agreement. Any subcontractor to be engaged by a Party to perform a Party’s obligations set forth in this Agreement

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will meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity and will enter into such Party’s standard nondisclosure agreement consistent with such Party’s standard practices. Any Party engaging a subcontractor hereunder will remain responsible and obligated for such activities and will not grant rights to such subcontractor that interfere with the rights of the other Party under this Agreement.

13.5.

Force Majeure. No Party will be held responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure means a cause beyond the reasonable control of a Party, which may include acts of God; acts, regulations, or laws of any government; war; terrorism; civil commotion; fire, flood, earthquake, tornado, tsunami, explosion or storm; pandemic; epidemic and failure of public utilities or common carriers. In such event the Party so failing or delaying will immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice will be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of [***], after which time the Parties will negotiate in good faith any modifications of the terms of this Agreement that may be necessary to arrive at an equitable solution, unless the Party giving such notice has set out a reasonable timeframe and plan to resolve the effects of such force majeure and executes such plan within such timeframe. To the extent possible, each Party will use reasonable efforts to minimize the duration of any force majeure. Notwithstanding anything to the contrary in the foregoing, for the purposes this Agreement, the COVID-19 pandemic ongoing as of the Effective Date, and any response thereto by a Governmental Authority or Regulatory Authority, shall not be considered a Force Majeure.

13.6.

Notices. Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and personally delivered or sent by facsimile transmission (receipt verified) or internationally recognized overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

[***]

or to such other address for such Party as it will have specified by like notice to the other Party; provided that notices of a change of address will be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery will be deemed to be the date on which such notice or request was given. If sent by internationally recognized overnight express courier service, the date of delivery will be deemed to be the second Business Day after such notice or request was deposited with such service. It is understood and agreed that this Section 13.6 is not intended to govern the day to day business communications necessary between the parties in performing their duties, in due course, under the terms of this Agreement.

13.7.

Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances will be construed as a continuing waiver or subsequent waiver of such condition or term or of another condition or term.

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13.8.

Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, such adjudication will not affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions will remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

13.9.

Entire Agreement; Modifications. This Agreement (including the attached Appendices, Exhibit and Schedules) sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

13.10.

Relationship of the Parties. It is expressly agreed that the Parties will be independent contractors of one another and that the relationship between the Parties will not constitute a partnership, joint venture or agency for any purpose, including (for the avoidance of doubt) for U.S. federal income tax purposes.

13.11.

Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a section, appendix, exhibit or schedule means a section of, or appendix, schedule or exhibit to this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) the words “will” and “shall” have the same meaning, (d) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (f) unless otherwise specified, “$” is in reference to United States dollars, (g) the headings contained in this Agreement, in any exhibit or schedule to this Agreement and in the table of contents to this Agreement are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement; and (h) or the context otherwise requires, the word “or” is used in the inclusive sense (and/or).

13.12.	Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees will be maintained in accordance with Accounting Standards.

13.13.

Further Actions. Each Party will execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

13.14.

Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement will be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement will be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

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13.15.

Supremacy. In the event of any express conflict or inconsistency between this Agreement and any Schedule, Exhibit or Appendix hereto, the terms of this Agreement will apply. The Parties understand and agree that the Schedules and Appendices hereto are not intended to be the final and complete embodiment of any terms or provisions of this Agreement, and are to be updated from time to time during the Agreement Term, as appropriate and in accordance with the provisions of this Agreement.

13.16.

Counterparts. This Agreement may be signed in counterparts, each of which will be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via electronic mail in PDF format will be treated as original signatures.

13.17.

Compliance with Laws. Each Party will, and will ensure that its Affiliates and Sublicensees will, comply with all Applicable Laws and relevant regulations in exercising its rights and fulfilling its obligations under this Agreement.

[SIGNATURE PAGE FOLLOWS]

* - * - * - *

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

ASTRAZENECA UK LIMITED

By:	/s/ Susan Galbraith

Name:	Susan Galbraith
Title:	SVP Early Oncology

FUSION PHARMACEUTICALS INC.

By:	/s/ John Valliant

Name:	John Valliant
Title:	Chief Executive Officer

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List of Appendices

APPENDIX 1 – Combination Collaboration Target Pool

APPENDIX 2 – Restricted Targets

APPENDIX 3 – Antibody Targets

APPENDIX 4 – Single Party Development Radioconjugate License Terms

APPENDIX 5 – AstraZeneca Bioethics Policy

APPENDIX 6 – Co-Commercialization Terms

APPENDIX 7 – Form of Statement of Work

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APPENDIX 1

COMBINATION COLLABORATION TARGET POOL

Target	Gene name	Uniprot KB
[***]	[***]	[***]

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APPENDIX 2

RESTRICTED TARGETS

Target	Gene name	Uniprot KB
[***]	[***]	[***]

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APPENDIX 3

ANTIBODY TARGETS

Target	Gene name	Uniprot KB
[***]	[***]	[***]

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APPENDIX 4

SINGLE PARTY DEVELOPMENT RADIOCONJUGATE LICENSE TERMS

[***].

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APPENDIX 5

ASTRAZENECA BIOETHICS POLICY

See attached PDF.

The most up-to-date copy of the Bioethics Policy is available at:

https://www.astrazeneca.com/sustainability/resources.html#global-policies-and-positions-0

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APPENDIX 6

CO-COMMERSIALIZATION TERMS

[***]

•

Profit-loss sharing: a 50/50 world-wide profit-loss share where the parties will share equally all costs and expenses associated with the performance by either Party of any Commercialization activities relating to the applicable Joint Development Radioconjugate.

•	[***]:

•

Unless otherwise agreed by the Parties, AstraZeneca will lead Commercialization activities (i) outside the U.S. and (ii) within the U.S. subject Fusion’s option to co-promote in the U.S. (the “Co-promotion Option”) as further described below.

•	[***]

•	[***]

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APPENDIX 7

FORM OF STATEMENT OF WORK

Pursuant to Section 8.11 of the Strategic Collaboration Agreement (the “Collaboration Agreement”) dated October [___], 2020, by and between Fusion Pharmaceuticals Inc. (“Fusion”) and AstraZeneca UK Limited] (“AstraZeneca”), Fusion and [AstraZenca Affiliate] (“AstraZeneca IP Affiliate”, together with Fusion, the “SOW Parties”), an affiliate of AstraZeneca, hereby agree to enter into this Statement of Work in consideration of the mutual promises contained herein and for other good and valuable consideration the receipt and adequacy of which each of the SOW Parties does hereby acknowledge. Capitalized terms referenced but not used herein shall have the meanings ascribed to them under the Collaboration Agreement.

This Statement of Work is effective as of __________, 20__ and shall terminate upon termination of the Collaboration Agreement or any portion thereof related to the License Grants granted by AstraZeneca IP Affiliate pursuant to Section 1 below.

The SOW Parties hereby agree as follows:

1.	License Grants.

a)

AstraZeneca IP Affiliate hereby grants to Fusion, a non-exclusive, fully-paid up license with the right to grant sublicenses to Affiliates and subcontractors, under the AstraZeneca Background IP to the extent owned in whole or in part by AstraZeneca IP Affiliate, solely to conduct the activities assigned to Fusion from time to time under the Combination Collaboration Plan, the De Novo Radioconjugate Collaboration Plan and any Joint Development Plan.

b)

AstraZeneca IP Affiliate hereby grants to Fusion, subject to Section 6.11 and Section 8.8 of the Collaboration Agreement, a non-exclusive, fully-paid up license with the right to grant sublicenses to Affiliates and bona-fide third party collaborators, to use the AstraZeneca Combination Collaboration Intellectual Property and AstraZeneca Sole Step In Trial IP to the extent owned in whole or in part by AstraZeneca IP Affiliate, in each case, for any and all purposes directly related to the Exploitation of the Fusion Pipeline.

2.

AstraZeneca Rights and Obligations. Pursuant to Section 8.11 of the Collaboration Agreement, the SOW Parties acknowledge and agree that AstraZeneca IP Affiliate shall perform all obligations of, and shall receive all rights and benefits afforded to, AstraZeneca under the Collaboration Agreement with respect to the relevant Intellectual Property.

3.

Invoicing and Payment. The SOW Parties agree that all invoicing and payment terms of the Collaboration Agreement shall apply hereunder, mutatis mutandis. Invoices should reference the Collaboration Agreement and this SOW and should be submitted to the following address:

	Fusion	AstraZeneca IP Affiliate
Payment Contact	[Name and title]	[Name and title]

4.

Governance. AstraZeneca IP Affiliate hereby grants AstraZeneca’s representatives on the JSC, JRC, and JDC the right and authority to make decisions on its behalf regarding the Intellectual Property that is the subject of this Statement of Work.

5.

Master Terms and Conditions. All terms and conditions of the Collaboration Agreement shall apply to this Statement of Work. In the event of a conflict, the terms of the Collaboration Agreement shall govern. [Signature Page follows]

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IN WITNESS WHEREOF, the SOW Parties have caused this Statement of Work to be executed by their representatives thereunto duly authorized as of the Effective Date.

[ASTRAZENECA IP AFFILIATE]

By:
Name:
Title:

FUSION PHARMACEUTICALS INC.

By:
Name:
Title: